UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE OMMISSION	OMB Number: 3235-0059
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Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

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HMS HOLDING CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HMS HOLDINGS CORP.
401 Park Avenue South
New York, New York 10016

Notice of Annual Meeting of Shareholders to be held May 31, 2007

The Annual Meeting of Shareholders (the Meeting) of HMS Holdings Corp. will be held at our offices located at 401 Park Avenue South, New York, New York, on May 31, 2007 at 10:00 a.m., Eastern Daylight Time, for the following purposes:

1.	To elect six persons to our Board of Directors;

2.	To consider and take action on the proposed amendment to our 2006 Stock Plan to increase the aggregate maximum number of shares that may be issued under the 2006 Stock Plan from 1,000,000 shares to 1,500,000 shares;

3.	To consider and take action on the ratification of the selection of KPMG LLP as our independent certified public accountants for fiscal year 2007; and

4.	To transact such other business as may properly come before the Meeting or any adjournments thereof.

Only shareholders of record at the close of business on April 13, 2007 will be entitled to receive notice of and to vote at the Meeting and at any adjournments of the Meeting.

Shareholders are cordially invited to attend the Meeting in person. Whether or not you expect to attend, we urge you to read the accompanying Proxy Statement and then complete, sign, date, and return the enclosed form of proxy in the accompanying postage-prepaid envelope. It is important that your shares be represented at the Meeting by virtue of your executed proxies should you be unable to attend the Meeting in person. Your promptness in responding will assist us to prepare for the Meeting and to avoid the cost of a follow-up mailing. If you receive more than one form of proxy because you own shares registered in different names or at different addresses, each form of proxy should be completed and returned.

Sincerely,

Laura Jo Snyder-Cruz
Secretary

May 1, 2007

HMS HOLDINGS CORP.
401 Park Avenue South
New York, New York 10016

PROXY STATEMENT

Annual Meeting of Shareholders To Be Held May 31, 2007

GENERAL INFORMATION

This Proxy Statement is furnished to shareholders of HMS Holdings Corp., a New York corporation, in connection with the solicitation by our Board of Directors of proxies for use at our Annual Meeting of Shareholders (the Meeting). The Meeting is scheduled to be held on Thursday, May 31, 2007, at 10:00 a.m., Eastern Daylight Time, at our offices located at 401 Park Avenue South, New York, New York. We anticipate that this Proxy Statement and the enclosed form of proxy will be mailed to shareholders on or about May 1, 2007.

At the Meeting, shareholders will be asked to vote upon: (1) the election of six directors; (2) the proposed amendment to our 2006 Stock Plan; (3) the ratification of the selection of independent certified public accountants for fiscal year 2007; and (4) such other business as may properly come before the Meeting and at any adjournments thereof.

Voting Rights and Votes Required

The close of business on April 13, 2007 has been fixed as the Record Date for the determination of shareholders entitled to receive notice of and to vote at the Meeting. As of the close of business on such date, we had outstanding and entitled to vote 23,536,478 shares of Common Stock, par value $0.01 per share (the Common Stock). Because many shareholders cannot attend the Meeting in person, it is necessary that a large number be represented by proxy. Shareholders have a choice of voting over the Internet, by using a toll-free number or by completing a proxy card and mailing it in the postage-paid envelope provided. Shareholders should refer to their proxy card or the information forwarded by their bank, broker or other holder of record to see which voting options are available to them. Shareholders should be aware that if they vote over the Internet, they may incur costs such as telephone and Internet access charges for which they will be responsible. The Internet and telephone voting facilities for shareholders will close at 11:59 p.m. Eastern Daylight Time on May 30, 2007. Other deadlines may apply to shareholders whose stock is held of record by a bank, a broker or other holder of record.

A majority of the shares of Common Stock entitled to vote at the Meeting must be represented in person or by proxy at the Meeting in order to constitute a quorum for the transaction of business. The record holder of each share of Common Stock entitled to vote at the Meeting will have one vote for each share so held.

Directors are elected by a plurality of the votes cast. Shareholders may not cumulate their votes. The six candidates receiving the highest number of votes will be elected. In tabulating the votes, votes withheld in connection with the election of one or more nominees and broker nonvotes will be disregarded and will have no effect on the outcome of the vote.

The affirmative vote of a majority of the votes cast at the Meeting by the holders of Common Stock represented at the Meeting in person or by proxy and entitled to vote will be required to ratify the proposed amendment to our 2006 Stock Plan and the selection of our independent certified public accountants. Abstentions and broker nonvotes will count for quorum purposes. Abstentions and broker nonvotes will be disregarded and will have no effect on the outcome of the proposals to amend the 2006 Stock Plan and the selection of independent certified public accountants.

Voting of Proxies

If the accompanying proxy is properly executed and returned, the shares represented by the proxy will be voted at the Meeting as specified in the proxy. If no instructions are specified, the shares represented by any properly executed proxy will be voted FOR the election of the nominees listed below under “Election of Directors,” FOR the adoption of the proposed amendment to the 2006 Stock Plan and FOR the ratification of the selection of independent certified public accountants.

Revocation of Proxies

Any proxy given pursuant to this solicitation may be revoked by a shareholder at any time before it is exercised by: (i) written notice to our Secretary, (ii) timely notice of a properly executed proxy bearing a later date delivered to us, or (iii) voting in person at the Meeting.

Solicitation of Proxies

We will bear the cost of this solicitation, including amounts paid to banks, brokers, and other record owners to reimburse them for their expenses in forwarding solicitation materials regarding the Meeting to beneficial owners of Common Stock. The solicitation will be by mail, with the materials being forwarded to shareholders of record and certain other beneficial owners of Common Stock by our officers and other regular employees (at no additional compensation). Such officers and employees may also solicit proxies from shareholders by personal contact, by telephone, or by other means if necessary in order to assure sufficient representation at the Meeting.

Mellon Investor Services LLC has been retained to receive and tabulate proxies and to provide representatives to act as inspectors of election for the Meeting.

MATTERS SUBJECT TO SHAREHOLDER VOTE

1.	ELECTION OF DIRECTORS

Pursuant to our by-laws, our Board of Directors is currently divided into two classes, with one class standing for election each year for two-year terms. Except for Mr. Mosakowski and Dr. Stocker, each of the nominees for the office of director were elected by our shareholders at our 2005 annual meeting and their terms will expire at the Meeting. Mr. Mosakowski was appointed by our Board of Directors on December 12, 2006, and Dr. Stocker was appointed by our Board of Directors on January 19, 2007. Mr. Mosakowski and Dr. Stocker are standing for election for the first time.

Five persons have been designated by the Board of Directors as nominees for election as directors with terms expiring at the 2009 annual meeting: William F. Miller III, William W. Neal, Ellen A. Rudnick, Michael A. Stocker and Richard H. Stowe. The Board of Directors has designated Mr. Mosakowski as a nominee for election as director with a term expiring at the 2008 annual meeting. The terms of the other current directors listed below will expire at the 2008 annual meeting.

Unless a contrary direction is indicated, it is intended that proxies received will be voted for the election as directors of the six nominees, to serve for the terms specified below, and in each case until their successors are elected and qualified. Each of the nominees has consented to being named in this proxy statement and to serve as a director if elected. In the event any nominee for director declines or is unable to serve, the proxies may be voted for a substitute nominee selected by the Board of Directors. The Board of Directors expects that each nominee named in the following table will be available for election.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES.

Name	Position with the Company or Principal Occupation	Served as Director From
Nominees for director for two-year terms ending in 2009:
William F. Miller III	Partner, Highlander Partners, a private equity firm (1)	2000

William W. Neal	Private Investor	1989

Ellen A. Rudnick	Executive Director, Michael P. Polsky Entrepreneurship Center, University of Chicago Graduate School of Business	1997

Michael A. Stocker, M.D.	Private Investor; Former Chief Executive Officer of Empire Blue Cross Blue Shield	2007

Richard H. Stowe	General Partner, Health Enterprise Partners LLP, a private equity firm	1989

(1)	Mr. Miller served as the Chairman of the Company until April 2006. Under Mr. Miller’s amended and restated employment agreement, his employment with the Company will continue through December 31, 2007 and he serves as an executive of the Company.

Name	Position with the Company or Principal Occupation	Served as Director From
Nominee for director for one-year term ending in 2008:
William S. Mosakowski	President, Chief Executive Officer and Director, Public Consulting Group, Inc.	2006

Directors continuing in office until 2008:
Robert M. Holster	Chairman and Chief Executive Officer of the Company	2005
James T. Kelly	Private Investor	2001
Galen D. Powers	Senior Founder of Powers, Pyles, Sutter & Verville, P.C., a healthcare law firm	1992

Executive Officers and Directors

Certain information is set forth below with respect to our executive officers and directors as of April 13, 2007:

Name	Position
Robert M. Holster	Chairman and Chief Executive Officer
William C. Lucia	President and Chief Operating Officer
Thomas G. Archbold	Chief Financial Officer
James T. Kelly (1)(2)(4)	Director
William F. Miller III	Director
William S. Mosakowski	Director
William W. Neal (2)(4)	Director
Galen D. Powers (3)(4)	Director
Ellen A. Rudnick (1)(3)(4)	Director
Michael A. Stocker	Director
Richard H. Stowe (1)(2)(3)(4)	Director

As of April 13, 2007, Board Committee membership was as follows:

(1)	Member of the Audit Committee

(2)	Member of the Compensation Committee

(3)	Member of the Compliance Committee

(4)	Member of the Nominating Committee

Robert M. Holster, 60, re-joined us in April of 2001 as President and Chief Operating Officer, was appointed our Chief Executive Officer effective May 1, 2005 and has served as a director since 2005. On April 4, 2006, Mr. Holster was elected Chairman of the Board. From 1993 through 1998, Mr. Holster served as President and Chief Executive Officer of HHL Financial Services, Inc., at the time one of the nation’s largest healthcare accounts receivable management companies. From 1998 to 2000, Mr. Holster served as Trustee of the HHL Trust. Previously, Mr. Holster served as our Executive Vice President from 1982 through 1993 and as one of our directors from 1989 through 1996. Prior to 1982, Mr. Holster served in a number of executive positions including Chief Financial Officer of Macmillan, Inc. and Controller of Pfizer Laboratories, a division of Pfizer, Inc. Mr. Holster is currently a director of Hi-Tech Pharmacal, Inc. and Varsity Group Inc.

William C. Lucia, 49, appointed President and Chief Operating Officer effective May 1, 2005, joined us in 1996. Mr. Lucia has held several positions with us including: President, Health Management Systems, Inc. subsidiary, 2002 to 2005; President, Payor Services Division, 2001 to 2002 and Vice President and General Manager, Payor Services Division, 2000 to 2001. Prior to joining us, Mr. Lucia served in various executive positions including Senior Vice President, Operations and Chief Information Officer for Celtic Life Insurance Company and Senior Vice President, Insurance Operations for North American Company for Life and Health Insurance. Mr. Lucia is a Fellow, Life Management Institute (LOMA).

Thomas G. Archbold, 47, was appointed our Chief Financial Officer on January 12, 2005. Previously, Mr. Archbold served as Interim Chief Financial Officer since April 2004 and had joined us in August 2002 as Vice President of Finance and Controller. Prior to joining us, from 1999 through 2001, he was Chief Financial Officer of Langer Inc., a publicly traded healthcare device manufacturer, and served as the Controller of several manufacturing companies. He was in the audit practice of Ernst & Young LLP for more than nine years, including four years as a Senior Manager.

James T. Kelly, 60, has served as a director since December 2001. Mr. Kelly is a private investor who formerly served as the Chief Executive Officer of Lincare Holdings, Inc., one of the nation’s largest providers of oxygen and other respiratory therapy services to patients in the home, from 1986 through 1996, and served as Chairman of the Board from 1994 through 2000. Prior to becoming Lincare’s Chief Executive Officer, Mr. Kelly served in a number of positions within the Mining and Metals Division of Union Carbide Corporation. Mr. Kelly is currently a director of American Dental Partners, Inc., Emergency Medical Services Corp. and several private companies.

William F. Miller III, 57, director, joined us in October 2000 as Chief Executive Officer and director. Mr. Miller served as Chief Executive Officer through April 2005. From December 14, 2000 through April 4, 2006, Mr. Miller was our Chairman of the Board, and he will continue to be employed by us as an executive through December 2007. Mr. Miller is currently a partner of Highlander Partners, a private equity group in Dallas, Texas focused on investments in healthcare products, services and technology. From 1983 through 1999, Mr. Miller served as President and Chief Operating Officer of EmCare Holdings, Inc., a leading national healthcare services firm focused on the provision of emergency physician medical services. Prior to 1983, Mr. Miller served in various management positions as CFO, and CEO of various investor owned hospital facilities. Mr. Miller is currently a director of Lincare Holdings, Inc. and AMN Healthcare, Inc. and several private companies.

William S. Mosakowski, 53, has served as a director since December 2006. Mr. Mosakowski founded Public Consulting Group, Inc. (PCG) in 1986 and has been its President since then. Prior to starting PCG, he served as Assistant Revenue Director for the Massachusetts Department of Mental Health and Mental Retardation, as Manager of Reimbursement for the Harvard Community Health Plan, and was a senior consultant with Touche Ross & Company. Mr. Mosakowski is the Chairman-Elect of the Board of Trustees of Clark University in Worcester, Massachusetts. He also serves on several boards of health care and education organizations. Mr. Mosakowski was elected as a director pursuant to an Asset Purchase Agreement dated June 22, 2006 among us, Health Management Systems, Inc. and PCG.

William W. Neal, 75, has served as a director since 1989. Mr. Neal is a private investor. Mr. Neal formerly served as Managing Principal of Piedmont Venture Partners from 1996 to 2001. From 1989 to 1996, he served as Chief Executive Officer of Broadway and Seymour, a company that provided software and computer systems to the banking industry. From 1985 through July 1989, he was a general partner of Welsh, Carson, Anderson & Stowe (WCAS), an investment firm. Mr. Neal was Senior Vice President, Marketing of Automated Data Processing, Inc. (ADP) from 1984 to 1985 and a Group President of ADP from 1978 to 1984. He served as a director of ADP from 1982 to 1985.

Galen D. Powers, 70, has served as a director since 1992. Mr. Powers is the Senior Founder of Powers, Pyles, Sutter & Verville P.C., a Washington, D.C. law firm specializing in healthcare and hospital law, which he founded in 1983. Mr. Powers was the first chief counsel of the federal Health Care Financing Administration (now Centers for Medicare and Medicaid Services) and has served as a director and the President of the American Health Lawyers Association. Mr. Powers is currently a director of MedCath, Inc., which owns and operates acute care hospitals that specialize in cardiovascular disease, and a number of private companies in the healthcare field.

Ellen A. Rudnick, 56, has served as a director since 1997. Ms. Rudnick is an Executive Director and Clinical Professor of the Michael P. Polsky Entrepreneurship Center, University of Chicago

Graduate School of Business. She also served as Chairman of CEO Advisors, Inc., a privately held consulting firm through 2003. From 1993 until 1999, Ms. Rudnick served as Chairman of Pacific Biometrics, Inc., a publicly held healthcare biodiagnostics company and its predecessor, Bioquant. From 1990 to 1992, she was President and Chief Executive Officer of Healthcare Knowledge Resources (HKR), a privately held healthcare information technology corporation, and subsequently served as President of HCIA, Inc. (HCIA) following the acquisition of HKR by HCIA. From 1975 to 1990, Ms. Rudnick served in various positions at Baxter Health Care Corporation, including Corporate Vice President and President of its Management Services Division. She also serves on the Boards of Liberty Mutual Insurance Company, Patterson Companies and First Midwest Bank.

Michael A. Stocker, M.D., 65, has served as a director since January 2007. Dr. Stocker served as Chief Executive Officer of Empire Blue Cross Blue Shield (Empire) from 1994 until its acquisition by Wellpoint, Inc. in December 2005. Dr. Stocker was employed by Wellpoint through April 2007. Dr. Stocker is a recent (2005) past Chairman of America’s Health Insurance Plans. Prior to joining Empire, Dr. Stocker had served as President of Cigna Healthplans and as General Manager of U.S. Healthcare for its New York market. Earlier he had been Medical Director, Anchor HMO/Rush Presbyterian St. Luke’s Medical Center in Chicago, and Associate Chairman of the Department of Family Practice at Cook County Hospital. He is presently on the Boards of the Albert Einstein College of Medicine and the Arthur Ashe Institute for Urban Health.

Richard H. Stowe, 63, has served as a director since 1989. Mr. Stowe is general partner of Health Enterprise Partners LLP, a private equity firm. From 1999 until 2005, Mr. Stowe was a private investor, a Senior Advisor to the predecessor fund of Health Enterprise Partners, and a Senior Advisor to Capital Counsel LLC, an asset management firm. From 1979 until 1998, Mr. Stowe was a general partner of WCAS. Prior to 1979, he was a Vice President in the venture capital and corporate finance groups of New Court Securities Corporation (now Rothschild, Inc.). Mr. Stowe is also a director of MedQuist, Inc., a provider of medical record transcription services, and several private companies.

Director Compensation

Since June 2006, we have paid non-employee directors $7,500 quarterly and reimbursed them for expenses incurred in attending Board of Directors and committee meetings. Mr. Kelly, the chairman of our Audit Committee, receives an additional fee of $1,250 per quarter. Directors who are employees receive no additional cash compensation for serving on the Board of Directors or its committees. Each director, except Mr. Holster, our Chairman and Chief Executive Officer, is eligible to receive an annual award of stock options valued at $40,000 with the number of options to be based on the grant date fair value computed in accordance with Statement of Financial Accounting Standards No. 123R (FAS 123R), except that no assumption for forfeitures is included. Options vest in 25% annual increments beginning on the first anniversary of the date of grant and expire in 10 years from the date of grant. Prior to June 2006, we paid non-employee directors $2,500 quarterly and $1,500 for each special Board of Directors or committee meeting that they attended.

The following table summarizes compensation paid to our directors, other than Mr. Holster, during 2006.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (g)(h)(i)	Total ($) (h)
Randolph G. Brown (a)	8,000	25,287	33,287
James T. Kelly (b)	38,500	21,299	59,799
William F. Miller (c)	111,539	198,419	309,958
William W. Neal	33,000	21,299	54,299
Galen D. Powers (d)	33,000	21,299	54,299
Ellen A. Rudnick (e)	34,500	21,299	55,799
Richard H. Stowe (f)	39,000	21,299	60,299

(a)	Mr. Brown retired as a director effective as of the 2006 Annual Meeting of Shareholders.

(b)	Mr. Kelly served as Chair of the Audit Committee.

(c)	Effective January 2006, our employment agreement with Mr. Miller, originally entered into in October 2000 and amended in November 2003 (the Miller Agreement) was amended and restated. As so amended and restated, the Miller Agreement provides that the term of Mr. Miller’s employment is extended through December 31, 2007 and that he serves as an executive. The Miller Agreement provided for a lump-sum payment to Mr. Miller of $600,000 in lieu of preexisting severance obligations and any other bonus, which we paid upon execution of the Miller Agreement in 2005. The Miller Agreement provides for a base salary of $100,000 per annum, through the end of the employment term.

(d)	Mr. Powers served as Chair of the Compliance Committee.

(e)	Ms. Rudnick served as Chair of the Nominating Committee.

(f)	Mr. Stowe served as Chair of the Compensation Committee.

(g)	The amounts set forth in this column reflect stock options granted during 2006 under our 2006 Stock Plan, and previous years under our 1999 Long-Term Incentive Stock Plan and our 1995 Non-Employee Director Stock Option Plan. The amounts listed are equal to the compensation cost recognized during 2006 for financial statement purposes in accordance with FAS 123R, except no assumptions for forfeitures were included. Additional information related to the calculation of the compensation cost is set forth in Note 12 of the Notes to Consolidated Financial Statements of our 2006 Annual Report on Form 10-K, a copy of which accompanies this Proxy Statement.

(h)	Each of the directors other than Mr. Holster received 6,650 stock options during 2006 under our 2006 Stock Plan with a grant date fair value of each award of approximately $40,000.

(i)	The number of stock options outstanding as of December 31, 2006 held by the directors named in the above table was as follows: Mr. Kelly (301,650), Mr. Miller (456,650), Mr. Neal (21,650), Mr. Powers (90,150), Ms. Rudnick (135,150) and Mr. Stowe (163,400). Mr. Brown held no outstanding options at his retirement date.

Mr. Mosakowski was elected to serve as a director by the Board on December 12, 2006. Dr. Stocker was elected to serve as a director by the Board on January 19, 2007. In connection with their appointments to the Board, Mr. Mosakowski and Dr. Stocker were each awarded options under our 2006 Stock Plan to purchase 5,400 shares of our common stock at an exercise price of $18.01 per share, which was the “fair market value”, as defined in the Plan, of the common stock on

January 22, 2007. The grant vests 25% upon the first anniversary of the date of grant, January 22, 2008, and 25% on each anniversary thereafter.

Corporate Governance

Board Determination of Independence

Under applicable NASDAQ rules, a director will only qualify as an “independent director” if, in the opinion of our Board of Directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our Board has determined that none of Mr. Kelly, Mr. Neal, Ms. Rudnick, Dr. Stocker or Mr. Stowe has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 4200(a)(15) of the NASDAQ Stock Market, Inc. Marketplace Rules.

In determining the independence of the directors listed above, our Board considered each of the transactions discussed in “Certain Relationships and Related Person Transactions.”

Meetings of the Board of Directors

The Board of Directors held seven meetings during fiscal year 2006. During fiscal 2006, each director attended at least 75% of the aggregate of the total number of meetings of (a) the Board of Directors, and (b) the committees on which the director served.

We do not have a policy with regard to directors’ attendance at annual meetings. One director attended our 2006 Annual Meeting.

Board Committees

Our Board of Directors has established four standing committees: an Audit Committee, a Compensation Committee, a Compliance Committee and a Nominating Committee. The Nominating Committee was established by the Board of Directors in April 2006. Each committee operates under a charter that has been approved by the Board. The charters of all Board Committees are available on our website at www.hmsholdings.com.

Audit Committee.  The Audit Committee consists of Mr. Kelly, Ms. Rudnick and Mr. Stowe and Mr. Kelly serves as its Chairman. Ms. Rudnick will assume the Chair effective with the 2007 Annual Meeting of Shareholders. The Board has determined that all members of the Audit Committee are independent directors under the rules of The NASDAQ Stock Market and the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934 (the Exchange Act). The Board has determined that each member of the Audit Committee is able to read and understand fundamental financial statements. The Board has determined that Mr. Kelly qualifies as an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission.

The purpose of the Audit Committee is to oversee our accounting and financial reporting processes and audits of our financial statements. The responsibilities of the Audit Committee include appointing the independent accountants to conduct the annual audit of our accounts, reviewing the scope and results of the independent audits, reviewing and evaluating internal accounting policies, and approving all professional services to be provided to us by our independent accountants. The Audit Committee also approves the compensation of our independent accountants. The Audit Committee held four meetings during fiscal year 2006.

Compensation Committee.  The Compensation Committee has a mission of overseeing compensation programs that enable the Company to attract, retain and motivate executives capable of establishing and accomplishing business plans in the best interests of the shareholders. Specific responsibilities within this overall mission include reviewing and recommending the compensation of our senior executives and administering our 2006 Stock Plan. The processes and procedures followed by our Compensation Committee in considering and determining executive and director compensation are described below under the heading “Executive and Director Compensation Processes”. The Compensation Committee is comprised of Messrs. Stowe (Chairman), Kelly and Neal. The Board has determined that all members of the Compensation Committee are independent directors under the rules of The NASDAQ Stock Market. The Compensation Committee held three meetings during fiscal year 2006.

Compliance Committee.  The Compliance Committee consists of Mr. Powers (Chairman), Ms. Rudnick and Mr. Stowe. The purpose of the Compliance Committee is to oversee the operation of the Corporation’s Corporate Compliance Program providing for adherence to health care related laws, regulations, and guidance. The Compliance Committee held four meetings during fiscal year 2006.

Nominating Committee.  The Nominating Committee consists of Messrs. Kelly, Neal, Powers and Stowe and Ms. Rudnick serves as Chairperson. The Nominating Committee held one meeting during fiscal year 2006.

The Nominating Committee is responsible for reviewing the qualifications and independence of members of the Board and its various committees on a periodic basis, as well as the composition of the Board as a whole. This assessment includes members’ qualification as independent and their economic interest in us through meaningful share ownership, as well as consideration of diversity, age, skills and experience in relation to the needs of the Board. Director nominees will be recommended to the Board by the Committee in accordance with the policies and principles in its charter. The processes and procedures followed by the Nominating Committee in identifying and evaluating director candidates are described below under the heading “Director Nomination Process”. The ultimate responsibility for selection of director nominees resides with the Board of Directors.

Executive and Director Compensation Process

The Compensation Committee determines and approves total executive remuneration based on its review and evaluation of proposals and recommendations presented by the Company’s senior management. To establish total compensation levels, the Committee reviews data collected by the Company and by independent compensation firms retained by the Committee. The Company’s philosophy is that executive compensation should be closely aligned with the performance of the Company, and to that end annual performance goals are determined and set forth in writing at the beginning of each calendar year for the company as a whole and for each executive. Annual corporate goals are proposed by management and approved by the Board of Directors at the end of each calendar year for the following year. Annual corporate goals target the achievement of specific strategic, operational and financial performance milestones. Annual individual goals focus on contributions that facilitate the achievement of the corporate goals. Individual goals are proposed by management and approved by the Committee.

The Compensation Committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation. During 2006, the Compensation Committee retained Frederic W. Cook & Co., Inc. to develop senior management short- and long-term incentive plans.

Director Nomination Process

The Nominating Committee of the Board of Directors selected the current nominees for election to the Board. At the Meeting, shareholders will be asked to consider the election of Mr. Mosakowski and Dr. Stocker, who have been nominated for election as directors for the first time. During 2006, Mr. Mosakowski was appointed by our Board as a new director pursuant to an Asset Purchase Agreement dated June 22, 2006 among us, Health Management Systems, Inc. and Public Consulting Group, Inc. (PCG) under which we acquired the assets of PCG’s Benefits Solutions Practice Area. In January 2007, Dr. Stocker was appointed by our Board as a new director. Dr. Stocker was originally proposed to the Committee by a third-party search firm. The Board determined to include Mr. Mosakowski and Dr. Stocker among its nominees.

Criteria for Nomination to the Board.  In evaluating director candidates, regardless of the source of the nomination, the Board of Directors will consider the composition of the Board as a whole, the requisite characteristics (including independence, diversity, age, skills and experience) of each candidate, and the performance and continued tenure of incumbent Board members. The Board of Directors has not established specific minimum qualifications in this connection. No formal policy has been established for the consideration of candidates recommended by shareholders, given the historically small number of shareholder recommendations received in the past. The Board of Directors does not believe the lack of such a policy would materially affect its willingness to consider a suitable candidate recommended by shareholders.

Process for Identifying and Evaluating Nominees. The members of the Nominating Committee initiate the process for identifying and evaluating nominees to the Board of Directors by identifying a slate of candidates who meet the criteria for selection as nominees and have the specific qualities or skills being sought based on input from all members of the Board of Directors and, if appropriate, a third-party search firm. The Nominating Committee members evaluate these candidates by reviewing their biographical information and qualifications and checking the candidates’ references. Qualified nominees are interviewed by at least one member of the Nominating Committee. Appropriate candidates meet with a majority of the Nominating Committee, and using the input from such interviews and the information obtained by them, the members of the Nominating Committee evaluate which of the prospective candidates is qualified to serve as a director and whether they should recommend to the Board of Directors that the Board nominate, or elect to fill a vacancy, these final prospective candidates. Candidates recommended by the Nominating Committee are presented to the Board for selection as nominees to be presented for the approval of the shareholders or for election to fill a vacancy.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our employees, officers (including our principal executive officer and principal financial officer) and directors. The Code of Business Conduct and Ethics is posted on our website at www.hmsholdings.com and can also be obtained free of charge by sending a request to our Secretary at 401 Park Avenue South, New York, New York 10016. Any changes to or waivers under the Code of Business Conduct and Ethics as it relates to our principal executive officer, principal financial officer, controller or persons performing similar functions must be approved by our Board of Directors and will be disclosed in a current Report on Form 8-K within four business days of the change or waiver.

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Exchange Act and the rules issued thereunder, our executive officers and directors are required to file with the SEC and the National Association of Securities Dealers, Inc. reports of ownership and changes in ownership of Common Stock. Copies of such reports are required to be furnished to us. Based solely on review of the copies of such reports furnished to us, or written representations that no other reports were required, we believe that during fiscal year 2006, all of our executive officers and directors complied with the requirements of Section 16(a), with two exceptions. Two of our Directors, Mr. Miller and Ms. Rudnick, had entered into 10b5-1 Sales Plans in March 2006. The Form 4 filings for the initial transactions under the plans were filed one day late.

Additional information regarding compensation of executive officers is provided on pages 24 through 35 of this Proxy Statement.

2.  APPROVAL OF AMENDMENT TO THE 2006 STOCK PLAN

The Board of Directors is seeking shareholder approval of the First Amendment (the Amendment) to the HMS Holdings Corp. 2006 Stock Plan (the 2006 Plan) that increases the number of shares of Common Stock that may be delivered under the 2006 Plan by 500,000 shares, from 1,000,000 to 1,500,000 shares. The Board of Directors unanimously approved the Amendment on February 28, 2007 subject to shareholder approval at the Meeting. The affirmative vote of at least the majority of the votes cast at the Meeting is required to approve the Amendment. If the Amendment is not approved at the Meeting, then the Amendment will not become effective and the 2006 Plan will continue as currently in effect.

The Compensation Committee of the Board of Directors (the Committee) reviewed our 2006 Plan as currently constituted. Based on this review, the Committee determined that an insufficient number of shares are available under the 2006 Plan to enable the Committee to provide future grants of stock options and other stock awards to our employees.

Our shareholders approved the 2006 Plan at our 2006 annual meeting and authorized 1,000,000 shares for award thereunder. As of April 13, 2007, awards to acquire 447,700 shares of Common Stock had been granted under the 2006 Plan to officers, directors and employees, and approximately 552,300 shares remained available for future grants under the 2006 Plan.

The 500,000 additional shares of Common Stock that would be authorized to be issued under the 2006 Plan pursuant to the Amendment represent approximately 2% of the shares of Common Stock outstanding on April 13, 2007.

As of April 13, 2007 we had a total of 4,800,982 stock options outstanding under the 2006 Plan, our 1999 Long-Term Incentive Stock Plan (the 1999 Plan) (which plan was terminated in connection with the adoption of the 2006 Plan) and our 1995 Non-Employee Director Stock Option Plan (which plan has expired by its terms on October 31, 2004). The weighted average exercise price of these options is $3.39 per share, and they have a weighted average term during which they may be exercised of 6.52 years.

The Board believes that by allowing us to continue to offer our employees long-term, performance-based compensation through the proposed increase to the shares reserved for issuance under the 2006 Plan, we will continue to be able to attract, motivate and retain experienced and highly qualified employees who will contribute to our financial success.

The 2006 Plan provides for the granting of stock options, stock awards, stock appreciation rights, performance-contingent awards and other equity-based awards to our employees. The 2006 Plan does not permit the repricing of options without shareholder approval or the granting of discounted options, and does not contain an evergreen provision.

Provisions have been included to meet the requirements for deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the Code), with respect to options and other awards by qualifying payments under the Plan as performance-based compensation.

The 2006 Plan also provides the flexibility to grant equity-based awards to our non-employee Directors.

The following is a brief description of the material provisions of the 2006 Plan. The full text of the amended and restated 2006 Plan (taking into account the amendment for which approval is sought in this proposal) is attached as Annex 1 to this Proxy Statement, and the following description is qualified in its entirety by reference to this Annex.

It is the judgment of the Board of Directors that approval of the amendment to the 2006 Plan is in the best interests of the Company and our shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSED AMENDMENT TO THE 2006 STOCK PLAN.

Plan Term
The 2006 Plan was approved by our shareholders at the 2006 annual meeting and became effective as of that date. No awards may be made under the 2006 Plan after June 6, 2016, the tenth anniversary of the date of such approval. However, the 2006 Plan may be terminated earlier by the Board or the Committee.

Eligibility for grants
All employees of the Company and its subsidiaries as well as the Company’s non-employee directors are eligible to participate in the 2006 Plan. From time to time, the Committee, or as to non-employee Directors, the Board, will determine who will be granted Awards, and the number of shares subject to such Awards.

Awards available	• Incentive and Nonqualified Stock Options (Stock Options). • Stock Appreciation Rights (SARs). • Restricted Stock Awards. • Performance Awards. • Share Awards. • Phantom Stock Awards.

Shares Authorized
The maximum number of shares of Common Stock that could be issued under the 2006 Plan with respect to awards was initially 1,000,000 shares of Common Stock, counted and subject to adjustments, as described below. The Amendment authorizes an additional 500,000 shares for delivery with respect to awards, increasing the maximum total from 1,000,000 shares to 1,500,000 shares, counted and subject to adjustments as described below.

Share Counting Method
• Stock Options and SARs count as one share. Combination Tandem SARs and Stock Options — where exercise of one results in cancellation of the other — count as one share in the aggregate.
• Restricted Stock Award, Performance Share, Share Award and Phantom Stock Awards count as 1.8 shares.
• Shares tendered in payment of the exercise price of a Stock Option do not increase the number of shares authorized.
• Shares withheld to satisfy tax withholding obligation are not added to the shares authorized.
• All shares covered by a SAR, to the extent exercised and whether or not shares of Common Stock are actually issued upon exercise of the right, are considered issued or transferred pursuant to the 2006 Plan.
The total number of shares covering granted stock-settled SARs is counted against the pool of available shares under the 2006 Plan, not just the net shares issued upon exercise.

Individual Limitations	In any year, no individual may receive Awards covering more than 200,000 shares of Common Stock (counted as described above).

Repricing Prohibited
No adjustments or reduction of the exercise price of any outstanding Awards in the event of a decline in stock price is permitted without approval by our shareholders or as otherwise specifically provided under the 2006 Plan. The prohibition includes:
• reducing the exercise price of outstanding Awards; and
• canceling outstanding Awards in connection with regranting Awards at a lower price to the same individual.

Special Provisions for Stock Options
Number granted	Determined by the Committee.

Exercise Price
Not less than fair market value of a share of stock on grant date.
•  The fair market value is the average of the high and low prices of our Common Stock as reported on The NASDAQ Stock Market on the grant date.

Vesting and Exercise Periods
As determined by the Committee. However,
•  If a grantee’s employment is terminated for misconduct, as determined by the Company, all rights under the Stock Option expire immediately.
• The term of Stock Options may not exceed ten years.

Limits on Incentive Stock Options
In general, Incentive Stock Options (ISOs) must satisfy requirements prescribed by the Code to qualify for special tax treatment. Therefore,
•  No person may receive a grant of ISOs for stock that would have an aggregate fair market value in excess of $100,000 (or such other amount as the Internal Revenue Service may decide from time to time), determined when the ISO is granted, that would be exercisable for the first time during any calendar year.
• If any grant is made in excess of the limits provided in the Code, the grant automatically becomes a Nonqualified Stock Option.

Dividend Equivalents	Dividends are neither paid nor accumulated on Stock Option.

Special Provisions for SARs
SARs may be issued singly (Stand Alone SAR) or in combination with an option (Tandem SAR). SARs may be paid in shares, cash or a combination of shares and cash.
•  A Tandem SAR entitles its grantee to surrender the Stock Option which is then exercisable and receive an amount equal to the excess of the fair market value of the Common Stock on the date the election to surrender is received by the Company over the Stock Option price (the Spread) multiplied by the number of shares covered by the Stock Option which is surrendered.
• A Stand Alone SAR grantee is entitled to an amount equal to the excess of the fair market value of the Common Stock on the date the election to surrender it is received by the Company over the fair market value of the Common Stock on the date of grant, multiplied by the number of shares covered by the Stand Alone SAR.

Number granted	Determined by the Committee.

Dividend Equivalents	Dividends are neither paid nor accumulated on SARs.

Special Provisions for Restricted Stock Awards	Restricted Stock Awards — actual shares of Common Stock may be granted subject to the terms and conditions as the Committee prescribes.

Number granted	Determined by the Committee.

Employment or Board membership required
Grantees generally must remain employed or serve as directors during a period designated by the Committee (Restricted Period) in order to receive the shares, cash or combination thereof under the Restricted Stock Award.
If employment or service as a director ends before the Restricted Period ends, the Restricted Stock Award will terminate.
However, the Committee may, at the time of the grant, provide for the employment or Board membership restriction to lapse with respect to a portion or portions of the Restricted Stock Award at different times during the Restricted Period. The Committee may, in its discretion, also provide for complete or partial exceptions to the employment or Board membership restriction as it deems equitable.
All restrictions imposed under the Restricted Stock Award lapse upon the expiration of the Restricted Period if the conditions described above have been met.

Form of Grant
Restricted Stock Awards are shares of actual Common Stock.
Payouts of Restricted Stock Awards may be in the form of shares of Common Stock, cash or any combination of shares and cash as determined by the Committee.

Dividend Equivalents	The Committee may at the time of grant provide that dividends during the Restricted Period are paid or accumulated, or are neither paid nor accumulated.

Vesting	Restricted Stock Awards will have a vesting period of at least three years.

Special Provisions for Performance Share Awards
The Committee will determine the period for which a Performance Share Award is made (Award Period) and the Performance goals. Recipients of Performance Share Awards must remain employees throughout the Award Period.

Number granted	Determined by the Committee.

Performance Goals
May include any or a combination of the following:
• Share price
• Pre-tax profits
• Earnings per share
• Return on stockholders’ equity
• Return on assets,
• Sales
• Net income
• Total shareholder return
For a Performance Share Award not intended to constitute “performance-based compensation” under Section 162(m) of the Code, measures may include any other financial or other measurement established by the Committee.

Performance Share Award Payouts
The Committee will establish the method of calculating the amount of payment to be made under a Performance Award if Performance Goals are met, including any maximum payment.
After the completion of an Award Period, the relevant performance will be measured against the Performance Goals, and the Committee will determine whether all, none or a portion of Performance Award is paid.

Dividend Equivalents	The Committee may at the time of grant provide that dividends or dividend equivalents during the Award Period are paid or accumulated, or neither paid nor accumulated.

Vesting	Performance Awards will have a minimum vesting period of one year.

Other Share-Based Awards	Actual shares of common stock or phantom shares of common stock may be granted in the amounts and on the terms and conditions as the Committee determines.

Dividend Equivalents	The Committee may at the time of grant provide that dividends or dividend equivalents are paid or accumulated, or neither paid nor accumulated.

Other Information

Administration of the Plan.  The 2006 Plan is administered by the Compensation Committee of our Board of Directors, provided that the Committee consists of two or more directors all of whom are both (i) “outside directors” within the meaning of Section 162(m) of the Code and (ii) “non-employee directors” within the meaning of Rule 16b-3 of the General Rules and Regulations under the Exchange Act. To the extent permitted by law, the Committee may delegate certain of its authority in accordance with the 2006 Plan. The Committee has the authority to, among other things, determine eligibility for and grant awards; determine, modify or waive the terms and conditions of any award; and prescribe forms, rules and procedures for awards. Determinations of the Committee under the 2006 Plan will be conclusive and bind all parties.

Change in Control.  In the event of a change in control of the Company (as defined in the 2006 Plan) Stock Options and SARs will become immediately exercisable, unvested Restricted Stock will immediately vest and become free of restrictions and the restrictions and other conditions applicable to other Awards shall lapse, and such Awards will become fully vested and transferable, to the extent of the original grant. Upon a change of control of the Company, all Performance Awards will be considered to be earned and payable in full, based on the applicable performance criteria or, if not determinable, at the target level and any deferral or other restriction will lapse and the Performance Awards will be immediately settled or distributed.

The Committee may provide that Stock Option or SAR holders will be entitled to receive cash for their Stock Options or SARs in an amount at least equal to the difference between the exercise price and the price paid to our shareholders in the change of control transaction.

Adjustments

In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in our capital structure, the Committee will make appropriate adjustments to the maximum number of shares that may be delivered under the 2006 Plan; the individual award maximums and maximum share limits described in the 2006 Plan; the number and exercise price of outstanding Stock Options and SARs; and the number and kind of shares subject to other awards granted under the 2006 Plan.

Plan Amendment and Termination

The Board of Directors may discontinue the Plan at any time and may from time to time amend or revise the terms of the 2006 Plan as permitted by applicable statutes. However, it may not, without the consent of affected grantees, revoke or alter outstanding incentives in a manner unfavorable to them. The Board also may not amend the 2006 Plan without stockholder approval where the absence of approval would cause the 2006 Plan to fail to comply with Rule 16b-3 under the Exchange Act, or any other requirement of applicable law or regulation. Notwithstanding the foregoing, without consent of affected grantees, awards may be amended, revised or revoked when necessary to avoid penalties under Section 409A of the Code.

United States Income Tax Consequences

The federal income tax consequences of the 2006 Plan under current federal tax laws and regulations are summarized in the following discussion. The summary deals with general tax principles applicable to the 2006 Plan and does not purport to be a complete description of the federal income tax consequences of awards made under the plan. The summary also does not cover federal employment tax or other federal tax consequences that may be associated with the 2006 Plan, or state, local or non-U.S. taxes.

Incentive Stock Options (ISOs).  In general, an optionee realizes no taxable income upon the grant or exercise of an ISO. However, the exercise of an ISO may result in an alternative minimum tax liability to the optionee. With certain exceptions, a disposition of shares purchased under an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the optionee (and a deduction to the Company) equal to the value of the shares at the time of exercise less the exercise price. Any additional gain recognized in the disposition is treated as a capital gain for which the Company is not entitled to a deduction. If the optionee does not dispose of the shares until after the expiration of these one- and two-year holding periods, any gain or loss recognized upon a subsequent sale is treated as a long-term capital gain or loss for which the Company is not entitled to a deduction. In general, an ISO that is exercised by the optionee more than three months after termination of employment is treated as a non-incentive stock option (NSO). ISOs are also treated as NSOs to the extent they first become exercisable by an individual in any calendar year for shares having a fair market value (determined as of the date of grant) in excess of $100,000.

Non-Incentive Stock Options (NSOs).  In general, in the case of a NSO, the optionee has no taxable income at the time of grant but realizes income in connection with exercise of the option in an amount equal to the excess (at the time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price; a corresponding deduction is available to the Company; and upon a subsequent sale or exchange of the shares, any recognized gain or loss after the date of exercise is treated as capital gain or loss for which the Company is not entitled to a deduction.

Restricted Stock and other Awards Subject to a Substantial Risk of Forfeiture.  If shares subject to an award are nontransferable and subject to a substantial risk of forfeiture, the participant generally will not recognize income (and the Company will not become entitled to a tax deduction) until the shares become transferable or not subject to a substantial risk of forfeiture (whichever occurs first), and the amount of income (or deduction) will be equal to the excess of (i) the fair market value of the shares on the date income is recognized over (ii) the amount, if any, paid for the shares by the participant. However, under Section 83 of the Code, the participant may make a so-called “83(b)” election at the time of the award to recognize taxable income at that time. Assuming no other applicable limitations, the amount and timing of the deduction available to the Company will correspond to the income recognized by the participant.

Awards That Are Settled in Cash or In Shares That Are Not Subject to a Substantial Risk of Forfeiture.  With respect to other awards that are settled either in cash or in shares that are not subject to a substantial risk of forfeiture, the participant will recognize ordinary income equal to the excess of (a) the cash or the fair market value of any shares received (determined as of the date of settlement) over (b) the amount, if any, paid for the shares by the participant. The Company generally will be entitled to a tax deduction in the same amount.

Under the so-called “golden parachute” provisions of the Code, the accelerated vesting of awards in connection with a change in control of the Company may be required to be valued and taken into account in determining whether participants have received compensatory payments, contingent on the change in control, in excess of certain limits. If these limits are exceeded, a substantial portion of amounts payable to the participant, including income recognized by reason of the grant, vesting or exercise of awards under the 2006 Plan, may be subject to an additional 20% federal tax and may be nondeductible to the Company.

Section 409A.  The American Jobs Creation Act of 2004 added Section 409A to the Code, generally effective January 1, 2005. The IRS has so far issued only limited guidance on the interpretation of this new law. Section 409A covers most programs that defer the receipt of compensation to a succeeding year. It provides strict rules for elections to defer (if any) and for timing of payouts. There are significant penalties placed on the individual employee for failure to comply with Section 409A. However, it does not impact our ability to deduct deferred compensation.

Section 409A does not apply to ISOs, NSOs and SARs (that are not discounted) and restricted stock (provided there is no deferral of income beyond the vesting date).

Section 409A may apply to restricted stock units, performance units and performance shares. Any such grants will continue to be taxed at vesting.

Section 162(m).  Awards may qualify as “performance-based compensation” under Section 162(m) of the Code in order to preserve the Company’s federal income tax deductions with respect to annual compensation required to be taken into account under Section 162(m) that is in excess of $1 million and paid to one of our most highly compensated executive officers. To qualify, options and other awards must be granted by a committee consisting solely of two or more “outside directors” (as defined under applicable regulations) and satisfy the limit on the total number of shares that may be awarded to any one participant during any calendar year. In addition, for awards other than options to qualify, the grant, issuance, vesting or retention of the award must be contingent upon satisfying one or more of the performance criteria, as established and certified by a committee consisting solely of two or more “outside directors.”

Stock Price

On April 13, 2007, the closing price of our Common Stock on The NASDAQ Stock Market was $21.85.

New Plan Benefits

Since the Committee in its sole discretion will authorize awards, future benefits under the 2006 Plan are not currently determinable. During 2006, stock options were granted under the 2006 Plan to the Company’s named executive officers, as set forth in the table captioned 2006 Grants of Plan-Based Awards at page 30 of the Proxy Statement. During 2006, options were granted to non-employee Directors pursuant to the compensation arrangement described in “Director Compensation” on page 6 of this Proxy Statement.

3.	RATIFICATION OF THE SELECTION OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors, in accordance with the recommendation of the Audit Committee, has selected, subject to ratification by shareholders, KPMG LLP, independent certified public accountants, to audit our consolidated financial statements for fiscal year 2007. KPMG LLP has audited our consolidated financial statements and the financial statements of our predecessor since 1981.

We expect representatives of KPMG LLP to attend the Meeting, to be available to respond to appropriate questions from shareholders, and to have the opportunity to make a statement if so desired.

Fees of Independent Certified Public Accountants

Consistent with the Audit Committee’s responsibility for engaging our independent auditors, all audit and permitted non-audit services are required to be approved by the Audit Committee and all services were approved by the Audit Committee prior to the services being performed by the auditors.

During fiscal years 2006 and 2005, fees in connection with services rendered by KPMG LLP, the Company’s independent auditors, were as follows:

	2006	2005
Audit fees	$549,250	$447,000
Audit related fees	—	6,400
Tax fees	—	—
All other fees	—	—
Total fees	$549,250	$453,400

Audit fees are those fees for professional services rendered in connection with the audits of our consolidated financial statements for the years ended December 31, 2006 and 2005 and the review of our quarterly condensed consolidated financial statements on Form 10-Q. Audit related fees in 2005 consisted of services rendered in connection with the sale of our Accordis Inc. subsidiary.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE SELECTION OF KPMG LLP AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR FISCAL YEAR 2007.

ADDITIONAL INFORMATION

Stock Ownership

The following table sets forth certain information regarding the beneficial ownership of Common Stock as of March 31, 2007 by (a) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (b) each executive officer identified in the Summary Compensation Table below, (c) each director and nominee for director, and (d) all executive officers and directors as a group.

Except as otherwise noted, the named shareholder had sole voting and investment power with respect to such securities.

Name	Amount	Percentage
FMR Corp. (a)	$2,216,165	10.1%
82 Devonshire Street, Boston, MA 02109

Wells Fargo & Company (b)	1,390,103	6.4%
420 Montgomery Street, San Francisco, CA 94104

AMVESCAP PLC (c)	1,146,013	5.2%
30 Finsbury Square, London EC2A 1AG England

Robert M. Holster (d)	1,113,310	4.9%

William C. Lucia (e)	407,631	1.8%

Thomas G. Archbold (f)	129,998	*

James T. Kelly (g)	305,000	1.4%

William F. Miller III (h)	984,095	4.4%

William S. Mosakowski (i)	1,749,800	8.0%

William W. Neal (j)	123,893	*

Galen D. Powers (k)	66,935	*

Ellen A. Rudnick (l)	119,000	*

Michael A. Stocker	—	*

Richard H. Stowe (m)	206,312	*

All executive officers and directors as a group (11 persons)(n)	5,200,704	21.2%

*	denotes percentage of ownership is less than 1%.

(a)	The number of shares of Common Stock beneficially owned is based upon information in a Schedule 13G filed with the SEC by FMR Corp. on February 14, 2007. FMR Corp. reported sole voting power with respect to 3,000 shares of Common Stock and sole investment power with respect to 2,216,165 shares of Common Stock. The filing identified Edward C. Johnson 3d and members of his family as having beneficial ownership of the shares reported in the table through their controlling interest in FMR Corp.

(b)	The number of shares of Common Stock beneficially owned is based upon information on a Schedule 13G/A filed with the SEC by Wells Fargo & Company on January 8, 2007. Wells Fargo & Company reported sole voting power with respect to 646,088 shares of Common Stock and sole investment power with respect to 687,288 shares of Common Stock.

(c)	The number of shares of Common Stock beneficially owned is based upon information on a Schedule 13G/A filed with the SEC by AMVESCAP PLC as of December 31, 2006. Such shares are held by the following entities in the respective amounts listed: AIM Advisors, Inc. 916,743; AIM Capital Management, Inc. 186,501; PowerShares Capital Management LLC 31,569; INVESCO Taiwan Limited. 11,200.

(d)	Includes outstanding options to purchase 1,020,000 shares of Common Stock that are currently exercisable or will become exercisable before May 30, 2007. Also includes 35,996 shares of Common Stock owned by members of the family of Mr. Holster, as to which Mr. Holster disclaims beneficial ownership.

(e)	Includes outstanding options to purchase 400,667 shares of Common Stock that are currently exercisable or will become exercisable before May 30, 2007.

(f)	Includes outstanding options to purchase 121,601 shares of Common Stock that are currently exercisable or will become exercisable before May 30, 2007.

(g)	Includes outstanding options to purchase 295,000 shares of Common Stock that are currently exercisable or will become exercisable before May 30, 2007. Also includes 10,000 shares of Common Stock owned by members of the family of Mr. Kelly, as to which Mr. Kelly disclaims beneficial ownership.

(h)	Includes outstanding options to purchase 450,000 shares (75,000 of which are held in trust by members of the family of Mr. Miller, as to which Mr. Miller disclaims beneficial ownership) of Common Stock that are currently exercisable or will become exercisable before May 30, 2007. Also includes 6,000 shares of Common Stock owned by members of the family of Mr. Miller, as to which Mr. Miller disclaims beneficial ownership.

(i)	Includes 1,749,800 shares of Common Stock owned by Public Consulting Group, Inc., of which Mr. Mosakowski is the President, Chief Executive Officer, controlling stockholder and a member of the Board of Directors. Mr. Mosakowski disclaims beneficial ownership of such shares.

(j)	Includes 64,452 shares of Common Stock owned by members of the family of Mr. Neal, as to which Mr. Neal disclaims beneficial ownership. Also includes outstanding options to purchase 55,000 shares of Common Stock that are currently exercisable or will become exercisable before May 30, 2007, 50,000 of which are held by a family member, as to which Mr. Neal disclaims beneficial ownership.

(k)	Includes 237 shares of Common Stock owned by members of the family of Mr. Powers, as to which Mr. Powers disclaims beneficial ownership. Also includes outstanding options to purchase 61,500 shares of Common Stock that are currently exercisable or will become exercisable before May 30, 2007.

(l)	Includes outstanding options to purchase 116,000 shares of Common Stock that are currently exercisable or will become exercisable before May 30, 2007.

(m)	Includes 2,250 shares of Common Stock owned by members of the family of Mr. Stowe, as to which Mr. Stowe disclaims beneficial ownership. Also includes outstanding options to purchase

156,750 shares of Common Stock that are currently exercisable or will become exercisable before May 30, 2007.

(n)	Includes outstanding options to purchase 2,626,518 shares of Common Stock that are currently exercisable or will become exercisable before May 30, 2007.

10b5-1 Plans

Our policy regarding securities trades by our executive officers and directors permits sales of our securities under plans instituted pursuant to Securities and Exchange Commission Rule 10b5-1 under the Exchange Act. These plans allow insiders to diversify their holdings in a manner that dispels any inference that they are trading on the basis of material nonpublic information. Several of our executive officers and directors established 10b5-1 plans during 2005. Sales pursuant to these plans commenced during 2006 and continued in 2007. Additional 10b5-1 plans have been established in 2007 and sales pursuant to these plans are continuing. Other officers and directors may adopt plans pursuant to Rule 10b5-1 in the future.

Certain Relationships and Related Person Transactions

Review and Approval of Related Person Transactions

The Audit Committee is charged with the responsibility of reviewing and approving all related person transactions (as defined in SEC regulations), and periodically reassessing any related person transaction entered into by the company to ensure continued appropriateness. This responsibility is set forth in our Audit Committee charter.

Related Person Transactions

Galen D. Powers, a director since 1992, is the Senior Founder of Powers, Pyles, Sutter & Verville, P.C. (PPSV), a law firm specializing in healthcare and hospital law, which has provided legal and advisory services to us for many years. We expect PPSV to continue providing similar services in the future. The amount of annual fees we have paid to PPSV is not reportable under applicable SEC rules.

William S. Mosakowski, a director since December 2006, is the President, Chief Executive Officer, controlling stockholder and a member of the Board of Directors of Public Consulting Group, Inc. (PCG). We acquired PCG’s Benefits Solutions Practice Area (BSPA) effective as of August 31, 2006 for a purchase price of $105.6 million. As a result of the BSPA acquisition, we are contingently liable for an additional cash payment of up to $15 million if certain revenue targets are met for the twelve months ended June 30, 2007. Mr. Mosakowski has an indirect material interest in this transaction arising out of his position with PCG. In addition, PCG maintains a continuing business relationship with the Company and as a result of the BSPA acquisition, has become a significant shareholder in the Company.

As part of the acquisition of BSPA, we entered into four subleases with PCG where BSPA was located in an office of which we did not assume the lease liability. Three of these leases are for less than one year and one extends through 2009, requiring rental payments of approximately $0.3 million in 2007. There are two locations where PCG subleases office space from us as the primary lease liability was assumed by us as part of the acquisition. Both of these leases extends through 2010, requiring annual rental payments of approximately $0.3 million in 2007, and $0.1 million in 2008 and 2009. Through December 31, 2006, amounts recognized as expense by us under subleases to PCG was approximately $0.1 million and amounts recognized as a reduction to expense where PCG subleases from us was approximately $14,000.

As part of the acquisition, we entered into an Intercompany Services Agreement (the ISA) to allow each party to perform services such as IT support and contractual transition services. Services performed under the ISA are billed at pre-determined rates as specified in the ISA. Through December 31, 2006, services rendered by PCG to us under the ISA approximated $129,000 and services rendered by HMS for PCG approximated $94,000.

Since the acquisition, amounts have been collected by or paid on our behalf by PCG and are reimbursed to PCG at cost. At December 31, 2006, $1.4 million was owed to PCG and was classified as a current liability in our consolidated balance sheet.

The Audit Committee has reviewed and approved these transactions.

Executive Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides a narrative describing how compensation for our named executive officers is established and should be read in conjunction with the compensation tables and related narrative descriptions set forth below.

Objectives and Philosophy of Our Executive Compensation Program

Our mission is to be a significant provider of quality services in the markets we serve. To support this and other strategic objectives as approved by the Board of Directors and to provide adequate returns to shareholders, we must compete for, attract, develop, motivate, and retain top quality executive talent at the corporate office and operating business units during periods of both favorable and unfavorable business conditions.

Our executive compensation program is a critical management tool in achieving this goal. “Pay for performance” is the underlying philosophy for our executive compensation program. Consistent with this philosophy, the program has been carefully conceived and is independently administered by the Compensation Committee of the Board of Directors, which is comprised entirely of non-employee directors.

The program is designed and administered to:

•	reward individual and team achievements that contribute to the attainment of our business goals; and

•	provide a balance of total compensation opportunities, including salary, bonus, and longer-term cash and equity incentives, that are competitive with similarly situated companies and reflective of our performance.

In seeking to link executive pay to corporate performance, the Compensation Committee believes that the most appropriate measure of corporate performance is the increase in long-term shareholder value, which involves improving such quantitative performance measures as revenue, net income, cash flow, operating margins, earnings per share, and return on shareholders’ equity. The Compensation Committee may also consider qualitative corporate and individual factors which it believes bear on increasing our long-term value to our shareholders. These include: (i) revenue growth; (ii) increases in operating income; (iii) the attainment of specific financial goals; (iv) the development of competitive advantages; (v) the ability to deal effectively with the growing complexity of our businesses; (vi) success in developing business strategies, managing costs, and improving the quality of our services as well as customer satisfaction; (vii) execution of divestitures, business unit closures, acquisitions, and strategic partnerships, (viii) implementation of operating efficiencies, and (ix) the general performance of individual job responsibilities.

In making compensation decisions, the Compensation Committee compares our executive compensation against that paid by a peer group of publicly trading companies in the healthcare information services industry developed by Frederick W. Cook & Co., Inc. This peer group, which is periodically reviewed and updated by the Compensation Committee, consists of companies the Committee believes are generally comparable in size to our company and against which the Committee believes we compete for executive talent. Companies most recently included in this peer group were Allscripts Healthcare Solutions, AMICAS, Computer Programs & Systems, eResearch Technology, First Consulting Group, Matria Healthcare, Maximus, Mediware Information Systems, National Research, Omnicell, Providence Service, Quality Systems, Quovadx and TriZetto.

We compete with many other companies for executive personnel. Accordingly, the Compensation Committee generally targets overall compensation for executives near the median of compensation paid to similarly situated executives of the companies in the peer group. Variations to this general target may occur as dictated by the experience level of the individual and market factors.

Components of our Executive Compensation Program

The primary elements of our executive compensation program are:

•	base salary;

•	annual cash incentive bonus;

•	a long-term incentive represented by stock options; and

•	insurance, retirement and other employee benefits.

The Company has not, prior to 2007, had a formal or informal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among different forms of non-cash compensation. Instead, the Compensation Committee, after reviewing information provided by management and our compensation consultants determines subjectively what it believes to be the appropriate level and mix of the various compensation components. The Company is in the process in 2007 of developing and implementing a formal long-term incentive program with the assistance of its compensation consultant.

Base Salary.  Base salary is used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our executives. In determining the amount of compensation to be paid to our executive officers, the Compensation Committee adheres to long established compensation policies pursuant to which executive compensation is determined. Base salary determinants include the prevailing rate of compensation for positions of like responsibility in the particular geographic area, the level of the executive’s compensation in relation to our other executives with the same, more, or less responsibilities, and the tenure of the individual. To ensure both competitiveness and appropriateness of base salaries, we retain professional consultants on a periodic basis to update the job classification and pay scale structure pursuant to which individual executives

(and the remainder of our employees) are classified and the pay ranges with which their jobs are associated.

In the case of Mr. Holster and Mr. Lucia, the minimum base salary is mandated by our employment agreements with those executives.

Base salaries are reviewed at least annually by our Compensation Committee, and are adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience.

Annual Short Term (Cash) Incentive Compensation.  The Compensation Committee has the authority to award annual bonuses to individual senior executives in accordance with specific performance criteria established each year, and based on the extent to which those criteria were achieved. The committee believes that the short term bonus plan promotes the Company’s performance-based compensation philosophy by providing executives with direct financial incentives in the form of annual cash bonuses for achieving specific performance goals. Bonus criteria are established, and bonuses ultimately awarded, in a manner intended to reward both overall corporate performance and an individual’s participation in attaining such performance.

Our annual short term incentive bonus is paid in cash, ordinarily in a single installment in the first quarter following the completion of the fiscal year, and is tied to the achievement of predetermined annual corporate financial and individual performance objectives. The targeted amount of annual performance bonus for 2006 was 50% of base salary for each of Mr. Holster and Mr. Lucia and 40% of base salary for Mr. Archbold. The Company financial objectives established for 2006 were the achievement of specific earnings per share (EPS) and net income earned by the Company. The applicable percentage of the bonus target to be paid under the formula varies with the percentage of the Company’s attainment of its EPS and net income goals. Upon attainment of 100% of the Company’s performance objective, the executives would be entitled to 110% of their respective bonus targets. The threshold for payment of any amount under the incentive plan for 2006 was attainment of 90% of the Company’s performance objectives, which would result in payment to the executive of 90% of the bonus target. The maximum payout level established under the 2006 incentive plan was 175% of an executive’s target bonus amount. The Compensation Committee may increase or decrease the annual bonus paid based on the attainment of goals relating to strategic objectives or to account equitably for items impacting the predetermined performance objectives that are non-recurring in nature.

In December 2006, the Compensation Committee approved the cash bonus amounts to be paid to each of the executive officers for services performed in 2006. The bonus amounts awarded to Messrs. Holster, Lucia and Archbold for fiscal year 2006 were 100% of each executive officer’s 2006 base salary, or $400,000, $300,000 and $200,000, respectively. The cash bonuses awarded to the executive officers were determined based, in part, on the level of attainment of the Company’s performance objectives during the period and also upon the Compensation Committee’s consideration of the executive officers’ performance in connection with the acquisition of the Benefits Solution Practice Area of the Public Consulting Group during 2006, which resulted in an approximately 70% increase in the size of the Company.

The Compensation Committee has targeted bonus amounts to be paid for performance in 2007 at percentages that range from 40% to 50% of base salary for twelve of our senior executives. The actual amount of bonus will be determined following a review of each executive’s individual performance and attainment of financial objectives conducted during the first quarter of 2008. Individual financial objectives are budgeted business unit operating margin (for executives heading business units), budgeted corporate operating margin (for executives in charge of Company-wide support functions) and budgeted corporate net income (for the CEO, COO and CFO). The threshold for payment of any individual executive bonus is attainment of 70% of the executive’s individual financial objective. Bonuses are not capped, and may increase if individual financial objectives are exceeded.

Stock Options.  The longer-term component of our executive compensation program consists of stock options. We believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interest of our executives and our shareholders. Stock options are granted upon the recommendation of management and approval of the Compensation Committee based upon their subjective evaluation of the appropriate amount for the level and amount of responsibility of each executive officer. Factors entering into this process include comparative share ownership of executives in peer group, company-level performance, the individual executive’s performance, the amount of equity previously awarded to the executive, the vesting of such awards, and consultant recommendations.

The Compensation Committee reviews all components of the executive’s compensation when determining annual equity awards to ensure that an executive’s total compensation conforms to our overall philosophy and objectives.

The options generally permit the option holder to buy the number of shares of the underlying Common Stock (an option exercise) at a price equal to or greater than the market price of the Common Stock at the time of grant. Thus, the options generally gain value only to the extent the stock price exceeds the option exercise price during the term of the option. Generally, the options vest over a period of four years, with 25% vesting upon the first anniversary of the date of grant and 25% on each anniversary thereafter, and expire no later than ten years after grant. Vesting and exercise rights cease shortly after termination of employment except in the case of death or disability.

Equity awards are typically granted to our executives annually in conjunction with the review of their individual performance. This review takes place at the regularly scheduled meeting of the Compensation Committee held following the second quarter of each year. We set the exercise price of all stock options to equal the average of the highest and lowest sales price of our Common Stock on the NASDAQ Stock Market on the day of the grant. Grants are not made during blackout periods.

Benefits and Other Compensation.  We maintain broad-based benefits that are provided to all employees, including health and dental insurance, life and disability insurance and a 401(k) plan. Executives are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees. The Company matches 75% of participant contributions, up to 4% of their compensation contributed to the Plan.

In lieu of reimbursing Messrs. Holster and Lucia for hotel business expenses in New York, during 2006 the Company has paid $40,000 and $30,000 for temporary lodging for each of Mr. Holster and Mr. Lucia, respectively. Mr. Archbold was reimbursed for non-business related travel expense of $7,508. We reported these amounts as taxable income for Messrs. Holster, Lucia and Archbold.

Severance and Change-in-Control Benefits.  Pursuant to employment agreements we have entered into with certain of our executives and our 2006 Stock Plan, our executives are entitled to specified benefits in the event of the termination of their employment under specified circumstances, including termination following a change in control of our company. We have provided more detailed information about these benefits, along with estimates of their value under various circumstances, under the caption “Potential Payments upon Termination of Employment or Change-in-Control” below.

We believe providing these benefits helps us compete for executive talent. After reviewing the practices of companies represented in our compensation peer group, we believe that our severance and change-in-control benefits are generally in line with severance packages offered to executives by the companies in the peer group.

Compensation of the Chief Executive Officer

Determination of our compensation of Robert M. Holster, our Chief Executive Officer, takes into account the factors described above as pertinent to the remainder of our executives and employees, while also taking into consideration the proprietary nature of our business and efforts expended in connection with development of our business strategy and service development activities. The Compensation Committee more specifically took into account Mr. Holster’s (i) success in growing revenues, (ii) success in improving operating income compared to the prior year and in general, progressively during the year, (iii) achievement of certain specified financial and strategic targets, and (iv) success in leading and strengthening the executive team and the operating management teams. The Compensation Committee also took into account the amount of Mr. Holster’s compensation relative to chief executive officers of comparable companies.

Tax Considerations

Section 162(m) of the Internal Revenue Code prohibits us from deducting any compensation in excess of $1 million paid to certain of our executive officers, except to the extent that such compensation is paid pursuant to a shareholder approved plan upon the attainment of specified performance objectives. The Compensation Committee believes that tax deductibility is an important factor, but not the sole factor, to be considered in setting executive compensation policy. Accordingly, the Compensation Committee periodically reviews the potential consequences of Section 162(m) and generally intends to take such reasonable steps as are required to avoid the loss of a tax deduction due to Section 162(m). However, the Compensation Committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Summary Compensation Table

The following table sets forth the cash and non-cash compensation for the fiscal year ended December 31, 2006 awarded to or earned by our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
			(a)	(b)	(c)	(d)

Robert M. Holster Chairman and Chief Executive Officer	2006	400,000	—	196,800	400,000	46,600	1,043,400

William C. Lucia President and Chief Operating Officer	2006	300,000	—	300,634	300,000	36,381	937,015

Thomas G. Archbold Chief Financial Officer	2006	200,000	—	137,037	200,000	13,149	550,186

(a)	Amounts earned under our management incentive plan, which in previous years were reported in the “Bonus” column, are now reported in the “Non-Equity Incentive Plan Compensation” column.

(b)	The dollar value of stock options set forth in this column is equal to the compensation cost recognized during 2006 for financial statement purposes in accordance with FAS 123R for current year and prior year grants with vesting in 2006, except no assumptions for forfeitures were included. Information regarding the shares of stock options granted to our named executives during 2006 is set forth in the 2006 Grants of Plan-Based Awards Table. The 2006 Grants of Plan-Based Awards Table also sets forth the aggregate grant date fair value of the stock options granted during 2006 computed in accordance with FAS 123R. A discussion of the assumptions used in calculating the grant date fair value is set forth in Note 12 of the Notes to Consolidated Financial Statements of our 2006 Annual Report on Form 10-K, a copy of which accompanies this Proxy Statement.

(c)	The amounts set forth in this column reflect the amounts paid for fiscal year 2006 to Messrs. Holster, Lucia and Archbold under the 2006 incentive plan described in the Compensation Discussion and Analysis contained in this Proxy Statement under the heading “Annual Cash Incentive Compensation.” These amounts are based on the individual’s fiscal year 2006 base salary.

(d)	The amounts set forth in this column for 2006 include: (i) Company contributions under our 401(k) Plan, and (ii) Company supplemental compensation payments pursuant to individual agreements between the Company and our named executives. In lieu of reimbursing Messrs. Holster and Lucia for hotel business expenses in New York, during 2006 the Company has paid $40,000 and $30,000 for temporary lodging for each of Mr. Holster and Mr. Lucia, respectively. Mr. Archbold was reimbursed for non-business related travel expense of $7,508. We reported these amounts as taxable income for Messrs. Holster, Lucia and Archbold.

2006 Grants of Plan-Based Awards Table

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (a)			All Option Awards: Number of Securities Underlying Options (#) (b)	Exercise or Base Price of Option Awards ($/Sh) (c)	Grant Date Fair Value of Stock and Options Awards (d)
		Threshold ($)	Target ($)	Maximum ($)
Robert M. Holster Chairman and Chief Executive Officer	N/A	180,000	220,000	350,000

William C. Lucia	5/4/2006				31,779	9.44	299,994
President and Chief	5/4/2006				50,886	9.44	480,364
Operating Officer	6/26/2006				117,335	10.98	1,288,338
	N/A	135,000	165,000	262,500

Thomas G. Archbold	5/4/2006				8,267	9.44	78,040
Chief Financial Officer	5/4/2006				24,800	9.44	234,112
	6/26/2006				5,998	10.98	65,858
	6/26/2006				40,935	10.98	449,466
	N/A	72,000	88,000	140,000

(a)	The amounts set forth in this column reflect the estimated payouts for fiscal year 2006 to Messrs. Holster, Lucia and Archbold under the 2006 incentive plan described in the Compensation Discussion and Analysis contained in this Proxy Statement under the heading “Annual Cash Incentive Compensation”. These amounts are based on the individual’s fiscal year 2006 base salary. The individual bonus target amount for Mr. Holster and Mr. Lucia was 50% of base salary, while the individual bonus target for Mr. Archbold was 40% of base salary. The threshold amount shown is 90% of the individual’s bonus target amount. The target amount shown is 110% of the individual bonus target amount and the maximum amount shown is 175% of the individual bonus target amount for each of the named executive officers. Actual incentive bonuses received by these named executive officers for fiscal year 2006 are reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation”.

(b)	The amounts set forth in this column reflect the number of stock options granted under our former 1999 Long-Term Incentive Stock Plan and our 2006 Stock Plan. The options vest at the rate of 25% per year starting on the first anniversary of the grant and expire in 10 years from the date of grant.

(c)	The exercise price equals the average of the highest and lowest sale prices of our common stock on the date of the grant. The closing price was $9.03 and $10.87 on May 4, 2006 and June 26, 2006, respectively.

(d)	The dollar values of stock options disclosed in this column are equal to the aggregate grant date fair value computed in accordance with FAS 123R, except no assumptions for forfeitures were included. A discussion of the assumptions used in calculating the grant date fair value is set forth in Note 12 of the Notes to Consolidated Financial Statements of our 2006 Annual Report on Form 10-K, a copy of which accompanies this Proxy Statement.

2006 Outstanding Equity Awards at Fiscal Year End Table

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Robert M. Holster	600,000	—		$1.19	3/30/2011
Chairman and Chief	75,000	—		$2.48	12/12/2011
Executive Officer	51,611	—		$3.41	12/19/2012
	73,389	—		$3.41	12/19/2012
	33,333	—		$2.92	11/4/2013
	66,667	—		$2.92	11/4/2013
	14,771	14,388	(1)	$6.95	4/14/2015
	85,229	35,612	(1)	$6.95	4/14/2015

William C. Lucia	7,500	—		$6.32	11/24/2007
President and Chief	11,473	—		$6.44	11/13/2008
Operating Officer	18,527	—		$6.44	11/13/2008
	10,000	—		$1.74	7/31/2011
	40,000	—		$1.74	7/31/2011
	11,666	—		$2.48	12/12/2011
	23,334	—		$2.48	12/12/2011
	70,246	—		$3.41	12/19/2012
	29,754	—		$3.41	12/19/2012
	33,332	—		$2.92	11/4/2013
	16,668	—		$2.92	11/4/2013
	21,774	14,388	(1)	$6.95	4/14/2015
	61,560	27,278	(1)	$6.95	4/14/2015
	—	31,779	(2)	$9.44	5/4/2016
	—	50,886	(2)	$9.44	5/4/2016
	—	117,335	(2)	$10.98	6/26/2016

Thomas G. Archbold	23,334	—		$3.10	8/19/2012
Chief Financial Officer	5,000	—		$3.41	12/19/2012
	10,000	—		$2.92	11/4/2013
	21,014	—		$6.42	4/15/2014
	3,986	—		$6.42	4/15/2014
	6,690	14,388	(1)	$6.95	4/14/2015
	26,644	2,278	(1)	$6.95	4/14/2015
	—	24,800	(2)	$9.44	5/4/2016
	—	8,267	(3)	$9.44	5/4/2016
	—	5,998	(2)	$10.98	6/26/2016
	—	40,935	(2)	$10.98	6/26/2016

(1)	Options will vest and become exercisable on April 14, 2007.

(2)	Options will vest in 25% annual increments beginning on the first anniversary of the date of grant and expire in 10 years from the date of grant.

(3)	Options will vest and become exercisable on May 4, 2007.

2006 Option Exercises and Stock Vested Table

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (a)
Robert M. Holster Chairman and Chief Executive Officer	100,000	994,500

William C. Lucia President and Chief Operating Officer	50,000	465,350

Thomas G. Archbold Chief Financial Officer	—	—

(a)	The value realized on the exercise of stock options is based on the difference between the exercise price and the market price (used for tax purposes) of our common stock on the date of exercise.

Potential Payments Upon Termination of Employment or Change in Control

The following information and table set forth the amount of payments to each of our named executives in the event of a termination of employment as a result of involuntary termination and termination following a change in control.

Assumptions and General Principles.  The following assumptions and general principles apply with respect to the following table and any termination of employment of a named executive:

•	The amounts shown in the table assume that each named executive was terminated on December 31, 2006. Accordingly, the table reflects amounts earned as of December 31, 2006 and includes estimates of amounts that would be paid to the named executive upon the occurrence of a termination or change in control. The actual amounts to be paid to a named executive can only be determined at the time of the termination or change in control.

•	A named executive is entitled to receive amounts earned during his term of employment regardless of the manner in which the named executive’s employment is terminated. These amounts include base salary, unused vacation pay and annual cash incentive compensation. These amounts are not shown in the table, except for potential prorated annual cash incentive compensation as described below.

•	Because we have assumed a December 31, 2006 termination date, each of the named executives would have been entitled to receive the targeted annual bonus payment for 2006 and not the amount that the Board determined to pay based upon the level of attainment of the Company performance objectives. Therefore, the amount set forth in the table for prorated bonus compensation is the target bonus compensation for each named executive and not the amount that was actually paid and shown as Non-Equity Plan Compensation in the 2006 Summary Compensation Table.

•	A named executive may exercise any stock options that are exercisable prior to the date of termination and any payments related to these stock options are not included in the table because they are not severance payments.

Involuntary Termination.  Our employment contracts with Messrs. Holster and Lucia provide for severance pay equal to two years of base salary payable in 24 equal monthly installments and the continuation of health care benefits for 24 months in the event that employment is terminated other than for cause or voluntary termination.

Our separation agreement with Mr. Archbold provides for severance pay equal to one year of base salary payable in 12 equal monthly installments and the continuation of health care benefits for 12 months in the event that employment is terminated other than for cause or voluntary termination.

Change in Control.  Our employment contracts with Messrs. Holster and Lucia provide for severance pay equal to two years of base salary payable in 24 equal monthly installments and the continuation of health care benefits for 24 months in the event that employment is terminated within 45 days of a Change of Control transaction, as defined below.

Our separation agreement with Mr. Archbold provides for severance pay equal to one year of base salary payable in 12 equal monthly installments and the continuation of health care benefits for 12 months in the event that employment is terminated other than for cause or voluntary termination. Additionally in the event of a Change of Control transaction, as defined below, all outstanding options immediately vest upon the consummation of the Change of Control.

A “Change of Control” means the sale or transfer of all or substantially all of the assets of the Company or any merger, consolidation or other transaction that would result in the transfer, directly or indirectly, of more than 50% of the then outstanding capital stock of the Company to holders who were not holders of its capital stock immediately prior to such merger. Under the terms of the employment contracts and separation agreement, a sale of substantially all the Company’s assets may occur but such an event will not constitute a “Change of Control Transaction” unless we have sold all our significant lines of business and intends to limit our future activities to the distribution of the proceeds of such transaction.

Event	R.M. Holster	W.C. Lucia	T.G. Archbold
Involuntary Termination
Prorated annual bonus compensation	$200,000	$150,000	$80,000
Cash severance payment	800,000	600,000	200,000
Continued health care benefits	27,132	27,132	13,566
Total	$1,027,132	$777,132	$293,566

Change in Control with Termination
Prorated annual bonus compensation	$200,000	$150,000	$80,000
Accelerated stock options	—	—	521,184
Cash severance payment	800,000	600,000	200,000
Continued health care benefits	27,132	27,132	13,566
Total	$1,027,132	$777,132	$814,750

Employment Agreements

Robert M. Holster — Chief Executive Officer

On February 11, 2004, we amended our employment agreement with Mr. Holster, which was originally entered into on March 31, 2001 (the Holster Agreement). The Holster Agreement provides for his employment through April 2, 2007 (the Holster Employment Term) (subject to earlier termination in certain circumstances as described below), at a base salary of $325,000 per year. Effective May 1, 2005, with his promotion to Chief Executive Officer, Mr. Holster’s base salary was increased to $400,000 per year. Mr. Holster is eligible to receive bonus compensation from us in respect of each fiscal year (or portion thereof) during the Holster Employment Term, in each case as may be determined by our Board of Directors in its sole discretion on the basis of performance-based or such other criteria as may be established from time to time by our Board of Directors. As of April 18, 2007, the Compensation Committee of the Board of Directors has approved renewing the Holster Agreement subject to a review of said Agreement.

Also in connection with his employment, on March 30, 2001, the Compensation Committee granted Mr. Holster options to purchase 700,000 shares of Common Stock at an exercise price of $1.19 per share (the then current market price), with options covering 100,000 shares vesting on the first anniversary of the grant, and options covering the remaining 600,000 shares vesting thereafter in eight equal quarterly installments. These options were not granted pursuant to our former 1999 Long-Term Incentive Stock Plan.

If we terminate Mr. Holster’s employment without “cause” or if his employment ceases within 45 days of a change in control of us (both as defined in the Holster Agreement), Mr. Holster will be entitled to a continuation of salary and group medical insurance for 24 months following termination of employment. In addition, certain of his unvested options accelerate in the case of a change in control.

William C. Lucia — President and Chief Operating Officer

On January 1, 2003, Mr. Lucia entered into an employment agreement (the Lucia Agreement) with us. The Lucia Agreement provides for his employment through January 1, 2006 (the Lucia Employment Term) (subject to earlier termination in certain circumstances as described below) and provides for automatic one-year renewals unless 90-day notice is provided, at a base salary of $225,000 per year. Effective May 1, 2005, with his promotion to President and Chief Operating Officer, Mr. Lucia’s base salary was increased to $300,000 per year. Mr. Lucia is eligible to receive bonus compensation from us in respect of each fiscal year (or portion thereof) during the Lucia Employment Term in an amount of 50% of base salary, in each case as may be determined by our Board of Directors in its sole discretion on the basis of meeting Health Management Systems business objectives established from time to time by our Board of Directors.

Also in connection with his employment, Mr. Lucia is eligible for consideration by our Board of Directors for awards of stock options under any stock option plan that may be established by the Company for its and its subsidiaries’ key employees. The amount, if any, of shares for which options may be granted to Mr. Lucia is in the sole discretion of the Compensation Committee of our Board of Directors.

In January 2006, the Lucia Agreement was amended to provide that if we terminate Mr. Lucia’s employment without “cause” or if his employment ceases because of his death or disability, Mr. Lucia will be entitled to a continuation of salary and group medical insurance for 24 months following termination of employment.

Thomas G. Archbold — Chief Financial Officer

In January 2006 we entered into an Amended and Restated Agreement (the Archbold Agreement) with Thomas G. Archbold, our Chief Financial Officer. The Archbold Agreement provides for twelve months of severance pay and continued health benefits in the event that Mr. Archbold’s employment with us is terminated without cause. In addition, certain of his unvested options accelerate in the case of a change in control.

William F. Miller III — Director

Effective January 2006, our employment agreement with Mr. Miller, originally entered into in October 2000 and amended in November 2003 (the Miller Agreement) was amended and restated. As so amended and restated, the Miller Agreement provides that the term of Mr. Miller’s employment is extended through December 31, 2007 and that he serves as an executive. Mr. Miller assists in the development of strategic alternatives for us, including possible acquisitions, advising on our investor relations efforts, and performing such other duties as may be assigned by the Board of Directors or Chief Executive Officer from time to time. The Miller Agreement provided for a lump-sum payment to Mr. Miller of $600,000 in lieu of preexisting severance obligations and any other bonus, which we paid upon execution of the Miller Agreement in 2005. The Miller Agreement provides for a base salary of $100,000 per annum, through the end of the employment term.

Under the terms of the Miller Agreement, our obligations to pay compensation will terminate upon a voluntary termination by Mr. Miller or upon our termination of Mr. Miller for cause (as defined in the Miller Agreement), but Mr. Miller’s compensation through December 31, 2007 will be payable in the event of any other termination. Mr. Miller’s health insurance benefits will be provided by us through December 31, 2008, unless he voluntarily terminates his employment with us or we terminate his employment for cause. Non-competition, non-solicitation and non-interference covenants will apply to Mr. Miller through December 31, 2009 or, if sooner, two years after the termination of employment.

Report of Compensation Committee

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee of the Board of Directors of HMS Holdings Corp.

Richard H. Stowe, Chairman
James T. Kelly
William W. Neal

Notwithstanding contrary statements set forth in any of our previous filings under the Securities Act of 1933 (the Securities Act) or the Exchange Act that might incorporate future filings, including this Proxy Statement, the Compensation Committee report and the Report of the Audit Committee set forth below shall not be incorporated by reference into such future filings.

Compensation Committee Interlocks and Insider Participation

During 2006, the members of our Compensation Committee were Richard H. Stowe, William W. Neal, and James T. Kelly, none of whom has ever been an officer or employee of the company and none of whom had any related person transaction involving the company. During 2006, none of our executive officers (1) served as a member of the board of directors or compensation committee of any other entity that had one or more of its executive officers serving as a member of our Compensation Committee or (2) served as a member of the compensation committee of any other entity that had one or more of its executive officers service as a member of our Board of Directors.

Equity Compensation Plan Information

The following table summarizes the total number of outstanding options and shares available for other future issuances of options under all of our equity compensation plans as of December 31, 2006.

Plan Category	Number of securities to be issued upon exercise of outstanding warrants, options and rights (a)	Weighted-average exercise price of outstanding warrants, options and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c) (2)
Equity Compensation Plans approved by Shareholders (1)	3,794,156	$5.32	563,100
Equity Compensation Plans not approved by Shareholders (3)	1,185,000	$7.53	—
Total	4,979,156	$5.85	563,100

(1)	This includes options to purchase shares outstanding: (i) under the 2006 Stock Plan, (ii) under the 1999 Long-Term Incentive Plan, (iii) the 1995 Non-Employee Director Stock Option Plan, and (iv) 250,000 options approved by shareholders and granted to a director in June 2002.

(2)	These shares remain available for issuance under the 2006 Stock Plan (and does not reflect the effect of the Amendment, if such Amendment is adopted by our shareholders at the Meeting).

(3)	Options issued under plans not approved by the shareholders include (i) 600,000 options granted in March 2001 to our Chairman and Chief Executive Officer in connection with his joining us, and (ii) 585,000 inducement options granted in September 2006 to ten former senior executives of BSPA in connection with their joining us.

Shareholder Return Performance Graphs

The graph presented below provides a comparison between the cumulative total shareholder return (assuming the reinvestment of dividends) on the Common Stock since December 2001 and The NASDAQ U.S. companies index, The NASDAQ computer and data processing service companies index, and The NASDAQ health service companies index, over the same period. The graph assumes the investment of $100 in the Common Stock and in each of the indices.

Report of Audit Committee

In accordance with its Charter, the Audit Committee of the Board of Directors, among its other duties, assists the Board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing, and financial reporting practices. During 2006, the Audit Committee met four times. The Audit Committee discussed the interim financial information contained in each quarterly earnings announcement with our Chief Executive Officer and Chief Financial Officer and independent auditors prior to public release.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and us that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditor’s independence. The Audit Committee also discussed with senior management, including our Chief Financial Officer, and the independent auditors the quality and adequacy of our internal controls and organization and responsibilities. The Audit Committee reviewed with both the independent auditors and our Chief Financial Officer their audit plans, audit scope and identification of audit risks.

The Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communications with Audit Committees” and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of our financial statements. The Audit Committee has considered whether the provision of nonaudit services by our independent auditor is compatible with the auditor’s independence.

The Audit Committee reviewed our audited financial statements as of and for the fiscal year ended December 31, 2006 with management. Management has the responsibility for the preparation of our financial statements and the independent auditors have the responsibility for the examination of those statements.

Based on the above mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the SEC. The Committee also recommended the reappointment, subject to shareholder approval, of the independent auditors and the Board concurred in such recommendation.

By the Audit Committee of the Board of Directors of HMS Holdings Corp.

James T. Kelly, Chairman
Ellen A. Rudnick
Richard H. Stowe

Other Business

As of the date of this Proxy Statement, the Board of Directors knows of no business to be presented at the Meeting other than as set forth herein. If other matters properly come before the Meeting, the persons named as proxies will vote on such matters in their discretion.

Shareholder Proposals for 2008 Annual Meeting and Other Shareholder Communications

Any shareholder proposals intended to be presented at our 2008 Annual Meeting of Shareholders must be received by the Secretary, HMS Holdings Corp., 401 Park Avenue South, New York, New York 10016, no later than January 31, 2008 in order to be considered for inclusion in our Proxy Statement and form of proxy relating to such meeting. Shareholder communications to the Board of Directors, including any such communications relating to director nominees, may also be addressed to our Secretary at that address. The Board believes that no more detailed process for these communications is appropriate, due to the variety in form, content and timing of these communications. Our Secretary will forward the substance of meaningful shareholder communications, including those relating to director candidates, to the Board or the appropriate committee upon receipt.

Moreover, with regard to any proposal by a shareholder not seeking to have such proposal included in the Proxy Statement but seeking to have such proposal considered at the 2008 Annual Meeting, if such shareholder fails to notify us in the manner set forth above of such proposal no later than March 17, 2008 then the persons appointed as proxies may exercise their discretionary voting authority if the proposal is considered at the 2008 Annual Meeting notwithstanding that shareholders have not been advised of the proposal in the Proxy Statement for the 2008 Annual Meeting. Any proposals submitted by shareholders must comply in all respects with (i) the rules and regulations of the SEC, (ii) the provisions of our certificate of incorporation and by-laws, and (iii) applicable New York law.

Annual Report

Our 2006 Annual Report on Form 10-K is concurrently being mailed to shareholders. The Annual Report contains our consolidated financial statements and the report thereon of KPMG LLP, independent certified public accountants.

BY ORDER OF THE BOARD OF DIRECTORS

Laura Jo Snyder-Cruz
Secretary

Dated: May 1, 2007

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, SHAREHOLDERS ARE URGED TO COMPLETE, SIGN, DATE, AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.

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ANNEX 1

HMS HOLDINGS CORP.

AMENDED AND RESTATED
2006 STOCK PLAN

Section 1. Purpose

The purpose of the HMS Holdings Corp. 2006 Stock Plan (“the Plan”) is to furnish a material incentive to employees and non-employee Directors of the Company and its subsidiaries by making available to them the benefits of a larger common stock ownership in the Company through stock options and awards. It is believed that these increased incentives stimulate the efforts of employees and non-employee Directors towards the continued success of the Company and its affiliates, as well as assist in the recruitment of new employees and non-employee Directors.

Section 2.  Definitions

As used in the Plan, the following terms shall have the meanings set forth below:

(a)  “Affiliate” shall mean (i) any Person that directly, or through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company or (ii) any entity in which the Company has a significant equity interest, as determined by the Committee.

(b)  “Award” shall mean any Option, Stock Appreciation Right, Restricted Stock Award, Performance Share, dividend equivalent or any other right, interest or option relating to Shares granted pursuant to the provisions of the Plan.

(c)  “Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing any Award granted by the Committee hereunder, which in the sole and absolute discretion of the Committee may, but need not, be signed or acknowledged by the Company and the Participant.

(d)  “Award Period” shall have the meaning set forth in Section 9 of the Plan.

(e)  “Board” shall mean the Board of Directors of the Company.

(f)  “Change in Control” shall mean the occurrence of any of the following events: (i) at any time during the initial two-year period following the Effective Date or during each subsequent Renewal Term, as the case may be, at least a majority of the Board shall cease to consist of “Continuing Directors” (meaning directors of the Company who either were directors at the beginning of such initial two-year period or subsequent Renewal Term, as the case may be, or who subsequently became directors and whose election, or nomination for election by the Company’s stockholders, was approved by a majority of the then Continuing Directors); or (ii) any “person” or “group” (as determined for purposes of Section 13(d)(3) of the Exchange Act, except any majority-owned subsidiary of the Company or any employee benefit plan of the Company or any trust thereunder, shall have acquired “beneficial ownership” (as determined for purposes of Securities and Exchange Commission (“SEC”) Regulation 13d-3) of Shares having 20% or more of the voting power of all outstanding Shares, unless such acquisition is approved by a majority of the directors of the Company in office immediately preceding such acquisition; or (iii) a merger or consolidation occurs to which the Company is a party, in which outstanding Shares are converted into shares of another company (other than a conversion into shares of voting common stock of the successor corporation or a holding company thereof representing 80% of the voting power of all capital stock thereof outstanding immediately after the merger or consolidation) or other securities (of either the Company or another company) or cash or other property; or (iv) the sale of all, or substantially all, of the Company’s assets occurs; or (v) the stockholders of the Company approve a plan of complete liquidation of the Company. Notwithstanding the foregoing, as to any Award under the Plan that consists of deferred compensation subject to Section 409A of the Code, the definition of “Change in Control” shall be deemed modified to the extent necessary to comply with Section 409A of the Code.

(g)  “Change in Control Price” means, with respect to a Share, the higher of (A) the highest reported sales price, regular way, of such Share in any transaction reported on the Nasdaq National Market during the 60-day period prior to and including the date of a Change in Control or (B) if the Change in Control is the result of a tender or exchange offer or a corporate transaction, the highest price per such Share paid in such tender or exchange offer or corporate transaction; provided, however, that in the case of Options and Stock Appreciation Rights relating to Options, the Change in Control Price shall be the Fair Market Value of such Share on the date such Option or Stock Appreciation Right is exercised or deemed exercised pursuant to Section 11(b). To the extent the consideration paid in any such transaction described above consists in full or in part of securities or other noncash consideration, the value of such securities or other noncash consideration shall be determined in the sole discretion of the Committee.

(h)  “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

(i)  “Committee” shall mean the Compensation Committee of the Board or such other persons or committee to which it has delegated any authority, as may be appropriate. A person may serve on the Compensation Committee only if he or she (i) is a “Non-employee Director” for purposes of Rule 16b-3 under the Exchange Act, and (ii) satisfies the requirements of an “outside director” for purposes of Section 162(m) of the Code.

(j)  “Company” shall mean HMS Holdings Corp., a New York corporation.

(k)  “Covered Employee” shall mean a “covered employee” within the meaning of Section 162(m)(3) of the Code, or any successor provision thereto.

(l)  “Director” shall mean a member of the Board.

(m)  “Effective Date” shall mean June 6, 2006, the date this Plan is effective.

(n)  “Employee” shall mean any employee of the Company or any Affiliate. For any and all purposes under this Plan, the term “Employee” shall not include a person hired as an independent contractor, leased employee, consultant or a person otherwise designated by the Committee, the Company or an Affiliate at the time of hire as not eligible to participate in or receive benefits under the Plan or not on the payroll, even if such ineligible person is subsequently determined to be a common law employee of the Company or an Affiliate or otherwise an employee by any governmental or judicial authority.

Unless otherwise determined by the Committee in its sole discretion, for purposes of the Plan, an Employee shall be considered to have terminated employment or services and to have ceased to be an Employee if his or her employer ceases to be an Affiliate, even if he or she continues to be employed by such employer.

(o)  “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(p)  “Fair Market Value” shall mean, with respect to Shares, as of any date, the average of the high and low trading prices for the Shares as reported on the Nasdaq National Market for that date or, if no such prices are reported for that date, the average of the high and low trading prices on the next preceding date for which such prices were reported, unless otherwise determined by the Committee.

(q)  “Incentive Stock Option” shall mean an Option granted under Section 6 that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

(r)  “Nonqualified Stock Option” shall mean either an Option granted under Section 6 that is not intended to be an Incentive Stock Option or an Incentive Stock Option that has been disqualified.

(s)  “Option” shall mean any right granted to a Participant under the Plan allowing such Participant to purchase Shares at such price or prices and during such period or periods as the Committee shall determine.

(t)  “Participant” shall mean an Employee or a non-employee member of the Board who is selected by the Committee or the Board from time to time in their sole discretion to receive an Award under the Plan.

(u)  “Performance Award” shall have the meaning set forth in Section 9 of the Plan.

(v)  “Performance Goals” shall have the meaning set forth in Section 9 of the Plan.

(w)  “Performance Period” shall mean that period established by the Committee at the time any Performance Award is granted or at any time thereafter during which any performance goals specified by the Committee with respect to such Award are to be measured.

(x)  “Performance Shares” shall have the meaning set forth in Section 9 of the Plan.

(y)  “Performance Units” shall have the meaning set forth in Section 9 of the Plan.

(z)  “Person” shall mean any individual, corporation, partnership, association, limited liability company, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

(aa)  “Phantom Stock Award” shall mean any right granted to a Participant by the Committee pursuant to Section 10.

(bb)  “Renewal Term” shall mean the two-year period beginning on the second anniversary of the Effective Date and each successive two-year period thereafter.

(cc)  “Restricted Period” shall have the meaning set forth in Section 8 of the Plan.

(dd)  “Restricted Stock” shall mean any Share issued with the restriction that the holder may not sell, transfer, pledge or assign such Share and with such other restrictions as the Committee, in its sole discretion, may impose (including, without limitation, any restriction on the right to vote such Share, and the right to receive any cash dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

(ee)  “Restricted Stock Award” shall mean an award of Restricted Stock under Section 8.

(ff)   “Section 16 Participant” shall have the meaning set forth in Section 16 of the Plan.

(gg)  “Shares” shall mean the shares of common stock of the Company.

(hh)  “Spread” shall have the meaning set forth in Section 7 of the Plan.

(ii)   “Stand Alone SAR” shall have the meaning set forth in Section 7 of the Plan.

(jj)  “Stock Appreciation Right” shall have the meaning set forth in Section 7 of the Plan.

(kk)  “Tandem SAR” shall have the meaning set forth in Section 7 of the Plan.

(ll)   “1999 Plan” shall mean the Company’s 1999 Long-Term Incentive Stock Plan.

Section 3.  Administration

The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to (a) select the Employees of the Company and its Affiliates to whom Awards may from time to time be granted hereunder; (b) determine the type or types of Award to be granted to each Participant hereunder; (c) determine the number of Shares to be covered by or relating to each Award granted hereunder; (d) determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Award granted hereunder; (e) determine whether, to what extent and under what circumstances Awards may be settled in cash, Shares or other property or canceled or suspended; (f) determine whether, to what extent, and under what circumstances payment of cash, Shares, other property and other amounts payable with respect to an Award made under the Plan shall be deferred either automatically or at the election of the Participant; (g) interpret and administer the Plan and any instrument or agreement entered into under the Plan; (h) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (i) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan. The Committee may, in its sole and absolute discretion, and subject to the provisions of the Plan, from time to time delegate any or all of its authority to administer the Plan to any other persons or committee as it deems necessary or appropriate for the proper administration of the Plan, except that no such delegation shall be made in the case of Awards intended to be qualified under Section 162(m) of the Code. The decisions of the Committee shall be final, conclusive and binding with respect to the interpretation and administration of the Plan and any grant made under it. The Committee shall make, in its sole discretion, all determinations arising in the administration, construction or interpretation of the Plan and Awards under the Plan, including the right to construe disputed or doubtful Plan or Award terms and provisions, and any such determination shall be conclusive and binding on all persons, except as otherwise provided by law. A majority of the members of the Committee may determine its actions and fix the time and place of its meetings.

Except as provided in Section 12, the Committee shall be authorized to make adjustments in Performance Award criteria or in the terms and conditions of other Awards in recognition of unusual or nonrecurring events affecting the Company or its financial statements or changes in applicable laws, regulations or accounting principles. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry it into effect. In the event that the Company shall assume outstanding employee benefit awards or the right or obligation to make future such awards in connection with the acquisition of or combination with another corporation or business entity, the Committee may, in its discretion, make such adjustments in the terms of Awards under the Plan as it shall deem appropriate.

Upon the approval of the Plan by the shareholders of the Company, the 1999 Plan shall be terminated and of no further force and effect.

Section 4.  Shares Subject to the Plan

(a)  Subject to adjustment as provided in Section 4(c), a total of 1,500,000 Shares shall be authorized for issuance pursuant to Awards granted under the Plan. Any Shares issued in connection with Awards other than Options and Stock Appreciation Rights shall be counted against the 1,500,000 limit described above as one and eight tenths (1.8) Shares for every one Share issued in connection with such Award or by which the Award is valued by reference. No Participant under this Plan shall be granted Options, Stock Appreciation Rights or other Awards (counted, as described above, as one and eight tenths (1.8) Shares awarded for every one Share issued in connection with such Award or by which the Award is valued by reference) in any calendar year covering more than 200,000 Shares, and no Award will be granted to any Participant who owns more than ten percent of the stock of the Company within the meaning of Section 422 of the Code. If an Award is subject to a performance period greater than one fiscal year, the maximum numbers set forth above will equal the maximum times the number of years in the performance period. The foregoing sentence will be construed in a manner consistent with Section 162(m) of the Code.

(b)  Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued Shares, treasury Shares or Shares purchased in the open market or otherwise.

(c)  In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the Shares, such adjustments and other substitutions shall be made to the Plan and to Awards as the Committee, in its sole discretion, deems equitable or appropriate, including, without limitation, such adjustments in the aggregate number, class and kind of securities that may be delivered under the Plan, in the aggregate or to any one Participant, in the number, class, kind and option or exercise price of securities subject to outstanding Awards granted under the Plan (including, if the Committee deems appropriate, the substitution of similar options to purchase the shares of, or other awards denominated in the shares of, another company) as the Committee may determine to be appropriate in its sole discretion; provided, however, that the number of Shares subject to any Award shall always be a whole number and further provided that in no event may any change be made to an Incentive Stock Option which would constitute a modification within the meaning of Section 424(h)(3) of the Code.

(d)  Any Shares that are not purchased or awarded under an Award that has terminated or lapsed, either by its terms or pursuant to the exercise, in whole or in part, of an Award granted under the Plan may be used for the further grant of Awards.

(e)  Notwithstanding anything to the contrary: (a) Shares tendered in payment of the exercise price of an Option shall not be added to the maximum share limitations described above; (b) Shares withheld by the Company to satisfy the tax withholding obligation shall not be added to the maximum share limitations described above; and (c) all shares covered by a Stock Appreciation Right, to the extent that it is exercised and whether or not Shares are actually issued upon exercise of the right, shall be considered issued or transferred pursuant to the Plan.

(f)  With respect to the issuance of Stock Appreciation Rights that may be settled in stock, the number of Shares available for Awards under the Plan will be reduced by the total number of Stock

Appreciation Rights so granted. Stock Appreciation Rights that may be settled in cash only will not reduce the number of Shares available for award under the Plan.

(g)  To the extent consistent with the requirements of Section 422 of the Code and regulations thereunder, and with other applicable legal requirements (including applicable stock exchange requirements), Shares issued under awards of an acquired company that are converted, replaced, or adjusted in connection with the acquisition will not reduce the number of Shares available for Awards under the Plan.

Section 5.  Eligibility

Any Employee or non-employee Director shall be eligible to be selected as a Participant; provided, however, that Incentive Stock Options shall only be awarded to Employees of the Company, or a parent or subsidiary, within the meaning of Section 422 of the Code. Notwithstanding any provision in this Plan to the contrary, the Board shall have the authority, in its sole and absolute discretion, to select non-employee members of the Board as Participants who are eligible to receive Awards other than Incentive Stock Options under the Plan. The Board shall set the terms of any such Awards in its sole and absolute discretion, and the Board shall be responsible for administering and construing such Awards in substantially the same manner that the Committee administers and construes Awards to Employees.

Section 6.  Stock Options

Options may be granted hereunder to any Participant, either alone or in addition to other Awards granted under the Plan and shall be subject to the following terms and conditions:

(a)  Option Price. The option price per Share shall be not less than the Fair Market Value of the Shares on the date the Option is granted.

(b)  Period of Stock Option. The period of each Option shall be fixed by the Committee, provided that the period for all Options shall not exceed ten years from the grant. The Committee may, subsequent to the granting of any Option, extend the term thereof, but in no event shall the extended term exceed ten years from the original grant date.

(c)  Exercise of Option and Payment Therefore. No Shares shall be issued until full payment of the option price has been made. The option price may be paid in cash or, if the Committee determines, in Shares, a combination of cash and Shares, or through a cashless exercise procedure that allows Participants to sell immediately some or all of the Shares underlying the exercised portion of the Option in order to generate sufficient cash to pay the option price. If the Committee approves the use of Shares as a payment method, the Committee shall establish such conditions as it deems appropriate for the use of Common Stock to exercise an Option. Options awarded under the Plan shall be exercised through such procedure or program as the Committee may establish or define from time to time, which may include a designated broker that must be used in exercising such Options. The Committee may establish rules and procedures to permit an option holder to defer recognition of gain upon the exercise of an Option.

(d)  First Exercisable Date. The Committee shall determine how and when shares covered by an Option may be purchased. The Committee may establish waiting periods, the dates on which Options become exercisable or “vested” and, subject to paragraph (b) of this section, exercise periods. The Committee may accelerate the exercisability of any Option or portion thereof.

(e)  Termination of Employment. Unless determined otherwise by the Committee, upon the termination of a Participant’s employment (for any reason other than gross misconduct), Option exercise privileges shall be limited to the shares that were immediately exercisable at the date of such termination. The Committee, however, in its discretion, may provide that any Options outstanding but not yet exercisable upon the termination of a Participant’s employment may become exercisable in accordance with a schedule determined by the Committee. Such Option exercise privileges shall expire unless exercised within such period of time after the date of termination of employment as may be established by the Committee, but in no event later than the expiration date of the Option.

(f)  Termination Due to Misconduct. If a Participant’s employment is terminated for gross misconduct, as determined by the Company, all rights under the Option shall expire upon the date of such termination.

(g)  Limits on Incentive Stock Options. Except as may otherwise be permitted by the Code, an Employee may not receive a grant of Incentive Stock Options for Shares that would have an aggregate Fair Market Value in excess of $100,000 (or such other amount as the Internal Revenue Service may decide from time to time), determined as of the time that the Incentive Stock Option is granted, that would be exercisable for the first time by such person during any calendar year. If any grant is made in excess of the limits provided in the Code, such grant shall automatically become a Nonqualified Stock Option.

(h)  No dividend equivalents. Anything in the Plan to the contrary notwithstanding, no dividends or dividend equivalents may be paid on Options.

Section 7.  Stock Appreciation Rights

The Committee may, in its discretion, grant a right to receive the appreciation in the Fair Market Value of Shares (“Stock Appreciation Right”) either singly or in combination with an underlying Option granted hereunder. Such Stock Appreciation Right shall be subject to the following terms and conditions and such other terms and conditions as the Committee may prescribe:

(a)  Time and Period of Grant. If a Stock Appreciation Right is granted with respect to an underlying Option (a “Tandem SAR”), it may be granted at the time of the Option grant or at any time thereafter but prior to the expiration of the Option grant. At the time the Tandem SAR is granted the Committee may limit the exercise period for such Stock Appreciation Right, before and after which period no Stock Appreciation Right shall attach to the underlying Option. In no event shall the exercise period for a Tandem SAR exceed the exercise period for such Option. If a Stock Appreciation Right is granted without an underlying Option (a “Stand Alone SAR”), the period for exercise of the Stock Appreciation Right shall be set by the Committee. The period of each Stock Appreciation Right shall be fixed by the Committee, provided that the period for all Stock Appreciation Rights shall not exceed ten years from the grant.

(b)  Value of Stock Appreciation Right. A Participant who is granted a Tandem SAR will be entitled to surrender the Option which is then exercisable and receive in exchange therefor an amount equal to the excess of the Fair Market Value of the Shares on the date the election to surrender is received by the Company, in accordance with exercise procedures established by the Company, over the Option price (the “Spread”) multiplied by the number of Shares covered by the Option which is surrendered. A Participant who is granted a Stand Alone SAR will receive upon exercise of the Stock Appreciation Right an amount equal to the excess of the Fair Market

Value of the Shares on the date the election to surrender such Stand Alone SAR is received by the Company, in accordance with exercise procedures established by the Company, over the Fair Market Value of the Shares on the date of grant multiplied by the number of Shares covered by the grant of the Stand Alone SAR. Notwithstanding the foregoing, in its sole discretion the Committee at the time it grants a Stock Appreciation Right may provide that the Spread covered by such Stock Appreciation Right may not exceed a specified amount.

(c)  Payment of Stock Appreciation Right. Payment of a Stock Appreciation Right shall be in the form of Shares, cash or any combination of Shares and cash. The form of payment upon exercise of such a right shall be determined by the Committee either at the time of grant of the Stock Appreciation Right or at the time of exercise of the Stock Appreciation Right.

(d)  No dividend equivalents. Anything in the Plan to the contrary notwithstanding, no dividends or dividend equivalents may be paid on Stock Appreciation Rights.

Section 8.  Restricted Stock Awards

The Committee may make Restricted Stock Awards to a Participant, which Shares shall be subject to the following terms and conditions and such other terms and conditions as the Committee may prescribe:

(a)  Requirement of Employment or Board Membership. A Participant who is granted a Restricted Stock Award must remain an Employee or a Director of the Company during a period designated by the Committee (“Restricted Period”) in order to receive the Shares, cash or combination thereof under the Restricted Stock Award. If the Participant ceases being an Employee or a Director of the Company prior to the end of the Restricted Period, the Restricted Stock Award shall terminate and any Shares shall be returned immediately to the Company, provided that the Committee may, at the time of the grant, provide for the employment or Board membership restriction to lapse with respect to a portion or portions of the Restricted Stock Award at different times during the Restricted Period. The Committee may, in its discretion, also provide for such complete or partial exceptions to the employment or Board membership restriction as it deems equitable.

(b)  Restrictions on Transfer and Legend on Stock Certificates. During the Restricted Period, the Participant may not sell, assign, transfer, pledge or otherwise dispose of the Restricted Stock Award, including but not limited to any Shares. Any certificate for Shares issued hereunder shall contain a legend giving appropriate notice of the restrictions in the Award.

(c)  Escrow Agreement. The Committee may require the Participant to enter into an escrow agreement providing that any certificates representing the Restricted Stock Award will remain in the physical custody of an escrow holder until all restrictions are removed or expire.

(d)  Lapse of Restrictions. All restrictions imposed under the Restricted Stock Award shall lapse upon the expiration of the Restricted Period if the conditions as to employment or Board membership set forth above have been met. The Participant shall then be entitled to have the legend removed from any certificates for Restricted Stock. Restricted Stock Awards may be paid in the form of Shares, cash or any combination of Shares and cash as determined by the Committee. The Committee may establish rules and procedures to permit a Participant to defer recognition of income upon the expiration of the Restricted Period.

(e)  Dividends. The Committee may, in its discretion, at the time of the Restricted Stock Award, provide that any dividends declared on Shares during the Restricted Period or dividend equivalents be (i) paid to the Participant, or (ii) accumulated for the benefit of the Participant and paid to the Participant only after the expiration of the Restricted Period or (iii) not paid or accumulated.

(f)  Performance Goals. The Committee may designate whether any Restricted Stock Award is intended to be “performance-based compensation” as that term is used in Section 162(m) of the Code. Any such Restricted Stock Award designated to be “performance-based compensation” shall be conditioned on the achievement of one or more Performance Goals (as defined in Section 9(a)), to the extent required by Section 162(m).

(g)  Vesting. The restrictions on each Restricted Stock Award will lapse at such time or times, and on such conditions, as the Committee may specify. However, no Restricted Stock Awards shall be awarded with a vesting period less than three years from the date of grant. The foregoing limitation shall not apply to Performance Awards under Section 9 of the Plan, which will have a minimum vesting period of one year.

Section 9.  Performance Awards

The Committee may grant Awards denominated in Shares (“Performance Shares”), or denominated in dollars (“Performance Units”) if the performance of the Company or its subsidiaries during the Award Period (as defined below) meets certain goals established by the Committee (“Performance Awards”). Performance Awards shall be subject to the following terms and conditions and such other terms and conditions as the Committee may prescribe:

(a)  Award Period and Performance Goals. The Committee shall determine and include in a Performance Share Award grant the period of time for which a Performance Share Award is made (“Award Period”). The Committee also shall establish performance objectives (“Performance Goals”) to be met by the Company or its subsidiary during the Award Period as a condition to payment of the Performance Award. The Performance Goals may include share price, pre-tax profits, earnings per share, return on stockholders’ equity, return on assets, sales, net income, total stockholder return or any combination of the foregoing or, solely for an Award not intended to constitute “performance-based compensation” under Section 162(m) of the Code, any other financial or other measurement established by the Committee. The Performance Goals may include minimum and optimum objectives or a single set of objectives.

(b)  Payment of Performance Awards. The Committee shall establish the method of calculating the amount of payment to be made under a Performance Award if the Performance Goals are met, including the fixing of a maximum payment. After the completion of an Award Period, the performance of the Company or its subsidiary shall be measured against the Performance Goals, and the Committee shall determine, in accordance with the terms of such Performance Award, whether all, none or any portion of a Performance Award shall be paid. The Committee, in its discretion, may elect to make payment in Shares, cash or a combination of Shares and cash. Any cash payment shall be based on the Fair Market Value of Shares on, or as soon as practicable prior to, the date of payment. The Committee may establish rules and procedures to permit a Participant to defer recognition of income upon the attainment of a Performance Award.

(c)  Revision of Performance Goals. As to any Award not intended to constitute “performance-based compensation” under Section 162(m) of the Code, at any time prior to the end of an Award Period, the Committee may revise the Performance Goals and the computation of payment if unforeseen events occur which have a substantial effect on the performance of the Company or its subsidiary and which, in the judgment of the Committee, make the application of the Performance Goals unfair unless a revision is made.

(d)  Requirement of Employment. A Participant who is granted a Performance Award must remain an Employee of the Company or its subsidiaries until the completion of the Award Period in order to be entitled to payment under the Performance Award; provided that the Committee may, in its discretion, provide for a full or partial payment where such an exception is deemed equitable.

(e)  Dividends. The Committee may, in its discretion, at the time of the granting of a Performance Award, provide that any dividends declared on the Shares during the Award Period, and which would have been paid with respect to Performance Shares had they been owned by a Participant, be (i) paid to the Participant, or (ii) accumulated for the benefit of the Participant and used to increase the number of Performance Shares of the Participant or (iii) not paid or accumulated.

Section 10.  Other Share-Based Awards

The Committee may grant an Award of actual Shares or phantom Shares (a “Phantom Stock Award”) to any Employee on such terms and conditions as the Committee may determine in its sole discretion. Share Awards may be made as additional compensation for services rendered by the Employee or may be in lieu of cash or other compensation to which the Eligible Employee is entitled from the Company.

The Committee may, in its discretion, at the time of the Shares Award, provide that any dividends declared on Shares during any Restricted Period or dividend equivalents be (i) paid to the Participant, or (ii) accumulated for the benefit of the Participant and paid to the Participant only after the expiration of any Restricted Period or (iii) not paid or accumulated.

Section 11.  Change in Control Provisions

(a)  Unless the Committee or Board shall determine otherwise at the time of grant with respect to a particular Award, and notwithstanding any other provision of the Plan to the contrary, in the event a Participant’s employment or service is involuntarily terminated without cause (as determined by the Committee or Board in its sole discretion) during the 24-month period following a Change in Control:

(i)  any Options and Stock Appreciation Rights outstanding, and which are not then exercisable and vested, shall become immediately fully vested and exercisable;

(ii)  the restrictions and deferral limitations applicable to any Restricted Stock shall lapse, and such Restricted Stock shall immediately become free of all restrictions and limitations and become fully vested and transferable to the full extent of the original grant;

(iii)  all Performance Awards shall be considered to be earned and payable in full, based on the applicable performance criteria or, if not determinable, at the target level and any deferral or other restriction shall lapse and such Performance Awards shall be immediately settled or distributed; and

(iv)  the restrictions and deferral limitations and other conditions applicable to any other Awards shall immediately lapse, and any such other Awards shall become free of all restrictions, limitations or conditions and become fully vested and transferable to the full extent of the original grant.

(b)  Change in Control Cash Out. Notwithstanding any other provision of the Plan, in the event of a Change in Control the Committee or Board may, in its discretion, provide that each Option or Stock Appreciation Right shall, upon the occurrence of a Change in Control, be cancelled in exchange for a cash payment to be made within 60 days of the Change in Control in an amount equal to the amount by which the Change in Control Price per Share exceeds the purchase price per Share under the Option or Stock Appreciation Right multiplied by the number of Shares granted under the Option or Stock Appreciation Right.

(c)  Compliance with Section 409A of the Code. In the case of an Award providing for the payment of deferred compensation subject to Section 409A of the Code, any payment of such deferred compensation by reason of a Change in Control shall be made only if the Change in Control is one described in subsection (a)(2)(A)(v) of Section 409A and the guidance thereunder and shall be paid consistent with the requirements of Section 409A. If any deferred compensation that would otherwise be payable by reason of a Change in Control cannot be paid by reason of the immediately preceding sentence, it shall be paid as soon as practicable thereafter consistent with the requirements of Section 409A, as determined by the Committee.

Section 12.  Amendments and Termination

The Board of Directors may discontinue the Plan at any time and may from time to time amend or revise the terms of the Plan as permitted by applicable statutes, except that it may not, without the consent of the Participants affected, revoke or alter, in a manner unfavorable to the Participants granted any Awards hereunder, any Awards then outstanding, nor may the Board amend the Plan without stockholder approval where the absence of such approval would cause the Plan to fail to comply with Rule 16b-3 under the Exchange Act, or any other requirement of applicable law or regulation. Notwithstanding the foregoing, without consent of affected Participants, Awards may be amended, revised or revoked when necessary to avoid penalties under Section 409A of the Code. Unless approved by the Company’s stockholders or as otherwise specifically provided under this Plan, no adjustments or reduction of the exercise price of any outstanding Awards shall be made in the event of a decline in stock price, either by reducing the exercise price of outstanding Awards or through cancellation of outstanding Awards in connection with regranting of Awards at a lower price to the same individual.

Section 13.  Transferability

Each Incentive Stock Option granted under the Plan shall not be transferable other than by will or the laws of descent and distribution; each other Award granted under the Plan will not be transferable or assignable by the recipient, and may not be made subject to execution, attachment or similar procedures, other than by will or the laws of descent and distribution or as determined by the Committee in accordance with the Exchange Act or any other applicable law or regulation. Notwithstanding the foregoing, the Committee, in its discretion, may adopt rules permitting the transfer, solely as gifts during the grantee’s lifetime, of Options (other than Incentive Stock Options) to members of a Participant’s immediate family or to trusts, family partnerships or similar entities for the benefit of such immediate family members. For this purpose, immediate family member means the

Participant’s spouse, parent, child, stepchild, grandchild and the spouses of such family members. The terms of an Option shall be final, binding and conclusive upon the beneficiaries, executors, administrators, heirs and successors of the grantee.

Section 14.  General Provisions

(a)  Nothing in the Plan shall be construed to limit the right of the Company to establish other plans or to pay compensation to its employees, in cash or property, in a manner which is not expressly authorized under the Plan.

(b)  Nothing in the Plan shall be construed (i) to limit, impair or otherwise affect the Company’s right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell or transfer all or any part of its business or assets, or (ii) except as provided in Section 12, to limit the right or power of the Company or its subsidiaries to take any action which such entity deems to be necessary or appropriate.

(c)  The Company and its Affiliates shall be authorized to withhold from any Award granted or payment due under the Plan the amount of withholding taxes due in respect of an Award or payment hereunder and to take such other action as may be necessary in the opinion of the Company or Affiliate to satisfy all obligations for the payment of such taxes. The Committee shall be authorized to establish procedures for election by Participants to satisfy such obligation for the payment of such taxes by delivery of or transfer of Shares to the Company (to the extent the Participant has owned the surrendered shares for less than six months if such a limitation is necessary to avoid a charge to the Company for financial reporting purposes), or by directing the Company to retain Shares (up to the employee’s minimum required tax withholding rate) otherwise deliverable in connection with the Award.

(d)  Any proceeds received by the Company under the Plan shall be added to the general funds of the Company and shall be used for such corporate purposes as the Board of Directors shall direct.

(e)  Nothing in the Plan or any Award granted under the Plan shall be deemed to constitute an employment or service contract or confer or be deemed to confer on any Employee or Participant any right to continue in the employ or service of, or to continue any other relationship with, the Company or any Affiliate or limit in any way the right of the Company or any Affiliate to terminate an Employee’s employment or Participant’s service at any time, with or without cause.

(f)  All certificates for Shares delivered under the Plan pursuant to any Award shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(g)  No Award granted hereunder shall be construed as an offer to sell securities of the Company, and no such offer shall be outstanding, unless and until the Committee in its sole discretion has determined that any such offer, if made, would comply with all applicable requirements of the U.S. federal securities laws and any other laws to which such offer, if made, would be subject.

(h)  Any Award shall contain a provision that it may not be exercised at a time when the exercise thereof or the issuance of shares thereunder would constitute a violation of any federal or state law or listing requirements of the Nasdaq National Market for such shares or a violation of any foreign jurisdiction where Awards are or will be granted under the Plan.

(i)  The provisions of the Plan shall be construed, regulated and administered according to the laws of the State of New York without giving effect to principles of conflicts of law, except to the extent superseded by any controlling Federal statute.

(j)  If any provision of the Plan is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan, it shall be stricken and the remainder of the Plan shall remain in full force and effect.

(k)  If approved by the Committee in its sole discretion, an Employee’s absence or leave because of military or governmental service, disability or other reason shall not be considered an interruption of employment for any purpose under the Plan.

(l)  Anything to the contrary in the Plan notwithstanding, the Committee may (i) offset any Award by amounts reasonably believed to be owed to the Company by the Participant and (ii) disallow an Award to be exercised or otherwise payable during a time when the Company is investigating reasonably reliable allegations of gross misconduct by the Participant.

(m)  Awards under the Plan are intended either to be exempt from the rules of Section 409A of the Code or to satisfy those rules and shall be construed accordingly. However, the Company shall not be liable to any Participant or other holder of an Award with respect to any Award-related adverse tax consequences arising under Section 409A or other provision of the Code.

Section 15.  Term of Plan

The Plan shall terminate on the tenth anniversary of the Effective Date, unless sooner terminated by the Board pursuant to Section 12.

Section 16.  Compliance with Section 16 of the Exchange Act

With respect to Participants subject to Section 16 of the Exchange Act (“Section 16 Participants”), transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent that compliance with any Plan provision applicable solely to such Section 16 Participants that is included solely for purposes of complying with Rule 16b-3 is not required in order to bring a transaction by such Section 16 Participant in compliance with Rule 16b-3, it shall be deemed null and void as to such transaction, to the extent permitted by law and deemed advisable by the Committee. To the extent any provision in the Plan or action by the Committee involving such Section 16 Participants is deemed not to comply with an applicable condition of Rule 16b-3, it shall be deemed null and void as to such Section 16 Participants, to the extent permitted by law and deemed advisable by the Committee.

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Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

	FOR all nominees listed (except as indicated to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed
1. ELECTION OF DIRECTORS:	☐	☐

Nominees:
01. William F. Miller, III 02. William S. Mosakowski 03. William W. Neal 04. Ellen A. Rudnick 05. Michael A. Stocker, M.D. 06. Richard H. Stowe

If you wish to withhold authority to vote for any individual nominee, write that nominee’s name in the space below.

	FOR	AGAINST	ABSTAIN
2. Approval of the proposed amendment to the 2006 Stock Plan.	☐	☐	☐
	FOR	AGAINST	ABSTAIN
3. Ratification of the selection of KPMG LLP as the Company’s independent accountants for the fiscal year ending December 31, 2007.	☐	☐	☐

4. To transact such other business as may properly come before the meeting or any adjournment thereof.

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

  FOLD AND DETACH HERE  

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET	OR	TELEPHONE
http://www.proxyvoting.com/hmsy		1-866-540-5760
Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.		Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

You can view the Annual Report and Proxy Statement
on the internet at www.hmsholdings.com

HMS HOLDINGS CORP. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

           The undersigned appoints Robert M. Holster and Thomas G. Archbold, and any one of them, as proxies, to vote all shares of Common Stock of HMS Holdings Corp. (the Company) held of record by the undersigned as of April 13, 2007, the record date with respect to this solicitation, at the Annual Meeting of Shareholders of the Company to be held at 401 Park Avenue South, New York, New York 10016 on Thursday, May 31, 2007, at 10:00 A.M. and any adjournments thereof, upon the following matters:

           THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3 ON THE REVERSE HEREOF. IN THEIR DISCRETION, THE PROXIES ARE ALSO AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING. IF ANY NOMINEE DECLINES OR IS UNABLE TO SERVE AS A DIRECTOR, THEN THE PROXIES SHALL HAVE FULL DISCRETION TO VOTE FOR ANY OTHER PERSON DESIGNATED BY THE BOARD OF DIRECTORS.

(Continued and to be signed on the reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

  FOLD AND DETACH HERE  

HMS HOLDINGS CORP.

Annual Meeting of Shareholders
May 31, 2007
401 Park Avenue South
New York, NY 10016